Exhibit 2.1

SHARE ACQUISITION AGREEMENT

by and among

BNS HOLDING, INC.,

SWH, INC.,

STEEL EXCEL INC.

and

SPH GROUP HOLDINGS LLC

Dated as of April 30, 2012

ARTICLE I DEFINITIONS	2
ARTICLE II TRANSFER OF SHARES	10
2.1 Transfer of Shares	10
2.2 Transfer Price	10
2.3 Phantom Stock	11
2.4 Withholding	11
ARTICLE III CLOSING AND DELIVERIES	11
3.1 Closing	11
3.2 Deliveries by Transferor	12
3.3 Deliveries by Acquirer	12
ARTICLE IV TRANSFEROR REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY	13
4.1 Organization and Standing; Authority	13
4.2 Capitalization; Title to Shares	14
4.3 Subsidiaries	14
4.4 No Conflict; Required Filings and Consents	15
4.5 Financial Statements; Books and Records; No Undisclosed Liabilities	15
4.6 Accounts Receivable	16
4.7 Taxes	16
4.8 Sufficiency of Assets and Properties	17
4.9 Title to and Condition of Assets and Properties	18
4.10 Fixed Assets; Personal Property Leases	21
4.11 Compliance with Laws	22
4.12 Permits	22
4.13 Customers	22
4.14 Employee Benefit Plans	22
4.15 Contracts	24
4.16 Intellectual Property	26
4.17 Insurance	27
4.18 Employees; Labor	28
4.19 Environmental Matters	29
4.20 Affiliated Transactions	31

4.21 Litigation	31
4.22 Conduct of Business in Ordinary Course	32
4.23 Absence of Certain Business Practices	33
4.24 Opinion of Financial Advisor	33
4.25 No Other Representations or Warranties	33
ARTICLE V REPRESENTATIONS AND WARRANTIES WITH RESPECT TO TRANSFEROR	34
5.1 Organization and Standing; Authority	34
5.2 Holdings	35
5.3 No Conflict; Required Filings and Consents	35
5.4 Compliance with Laws	35
5.5 Voting Requirements	35
5.6 No Brokers	36
5.7 Taxes	36
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF ACQUIRER	36
6.1 Organization and Standing	36
6.2 Authority, Validity and Effect	36
6.3 Stock Consideration	36
6.4 No Conflict; Required Filings and Consents	37
6.5 Information Supplied	38
6.6 No Brokers	38
6.7 Opinion of Financial Advisor	38
6.8 No Other Representations or Warranties	38
ARTICLE VII COVENANTS RELATING TO THE BUSINESS	38
7.1 Conduct of Business	38
ARTICLE VIII ADDITIONAL AGREEMENTS	41
8.1 Preparation of Proxy Statement; Transferor Stockholders’ Meeting	41
8.2 Access to Information; Confidentiality; Retention of Books and Records	42
8.3 Commercially Reasonable Efforts	43
8.4 Public Announcements	46
8.5 Transferor Liquidation	46
8.6 Steel Partners Matters	47

8.7 Tax Treatment	48
ARTICLE IX CONDITIONS PRECEDENT	49
9.1 Conditions to Obligations of Acquirer and Transferor	49
9.2 Conditions to Obligations of Acquirer	49
9.3 Conditions to Obligations of Transferor	50
ARTICLE X TERMINATION, AMENDMENT AND WAIVER	51
10.1 Termination	51
10.2 Effect of Termination	51
ARTICLE XI TAX MATTERS	52
11.1 Consolidated, Combined, Unitary or Similar Tax Returns for Pre-Closing Tax Periods	52
11.2 Tax Periods Beginning Before and Ending After the Closing Date	52
11.3 Amendment of Tax Returns	52
11.4 Certain Taxes	52
11.5 Tax Sharing Agreements	52
ARTICLE XII MISCELLANEOUS AND GENERAL	53
12.1 Non-Survival	53
12.2 Expenses	53
12.3 Successors and Assigns	53
12.4 Third Party Beneficiaries	53
12.5 Notices	53
12.6 Complete Agreement	54
12.7 Captions	54
12.8 Amendment	54
12.9 Waiver	54
12.10 Governing Law; Consent to Jurisdiction	55
12.11 Waiver of Jury Trial	55
12.12 Severability	55
12.13 Counterparts; Electronic Transmission	55
12.14 Construction	55

SHARE ACQUISITION AGREEMENT

This Share Acquisition Agreement (this “Agreement”), dated as of April 30, 2012, is by and among BNS Holding, Inc., a Delaware corporation (“Transferor”), SWH, Inc., a North Dakota corporation (the “Company”), Steel Excel Inc., a Delaware corporation (“Acquirer”) and SPH Group Holdings LLC, a Delaware limited liability company (“Steel Partners”) (but only with respect to those matters set forth on the signature page hereto).

RECITALS

A.           Transferor is the record owner of all of the issued and outstanding shares of capital stock of Company (the “Shares”).

B.           Upon the terms set forth in this Agreement, Transferor desires to transfer to Acquirer, and Acquirer desires to acquire, all of the Shares.

C.           The Board of Directors of Transferor, acting upon the recommendation of the special committee of the sole independent, disinterested director of Transferor formed for the purpose of, among other things, evaluating and making a recommendation to the Board of Directors of Transferor with respect to this Agreement and the transactions contemplated hereby (the “Transferor Special Committee”), has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of Transferor and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement and the adoption of the plan in connection with the Transferor Liquidation upon the terms and subject to the conditions set forth in this Agreement and (iii) resolved to recommend approval of this Agreement, the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement and the adoption of the plan in connection with the Transferor Liquidation by the stockholders of Transferor.

D.           The special committee of the independent, disinterested directors of Acquirer formed for the purpose of, among other things, authorizing and approving this Agreement and the transactions contemplated hereby (the “Acquirer Special Committee”), has unanimously (i) determined that it is in the best interests of Acquirer and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transfer upon the terms and subject to the conditions set forth in this Agreement.

E.           For United States federal income tax purposes, it is intended that the Transfer, together with the subsequent Transferor Liquidation and the other transactions contemplated by this Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall a constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Transferor, Company, Acquirer and Steel Partners hereby agree as follows:

ARTICLE  I  DEFINITIONS

For purposes of this Agreement:

“Acquirer” has the meaning set forth in the preamble.

“Acquirer Common Stock” has the meaning set forth in Section 6.3(a).

“Acquirer Preferred Stock” has the meaning set forth in Section 6.3(a).

 “Acquirer Special Committee” has the meaning set forth in the recitals.

“Action” means any written charge, complaint, suit, litigation, legal proceeding, hearing, investigation, audit, assessment, claim, or demand, or any written notice of any of the foregoing, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Affiliate” means with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” has the meaning set forth in Section 8.3(b).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.

 “Cash” means, as of the close of business one (1) Business Day prior to the Closing Date, the Company’s and Subsidiary’s combined amount of (i) cash, (ii) marketable U.S. government securities, including U.S. Treasury bills, notes and bonds, (iii) investment grade money market securities and bank certificates of deposit having original or remaining maturities of three months or less at date of purchase.

“Cash Consideration” means an amount of cash equal to (A) the Transfer Price minus (B) the Stock Consideration Value.

“Cassel Salpeter” means Cassel Salpeter & Co., LLC

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.)

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in Section 4.2(a).

“Company Intellectual Property” means all Intellectual Property owned or licensed by Company or Subsidiary.

“Company Personnel” means any current or former officer, employee, director or consultant of the Company or Subsidiary.

“Confidentiality Agreement” has the meaning set forth in Section 8.2(b).

“Consent” means any consent, approval, authorization, qualification, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Contracts” means any legally binding contract, agreement, indenture, evidence of indebtedness, note, bond, loan, instrument, lease, sublease, mortgage, license, sublicense, franchise, obligation, commitment or other arrangement, agreement or understanding whether express or implied and whether written, oral or otherwise (including any amendments and other modifications thereto) to which Company or Subsidiary are a party that are in effect on the date hereof.

“Controlled Group” means any trade or business (whether or not incorporated) which together with Company is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Copyrights” means all copyrights, registrations and applications therefor and any renewals or extensions thereof worldwide.

“Covered Transferor Shares” means, with respect to Steel Partners, all of the shares of Transferor Common Stock that are Beneficially Owned by Steel Partners as of the date hereof, together with any shares of Transferor Common Stock that Steel Partners acquires Beneficial Ownership of after the date hereof. “Beneficial Ownership” has the meaning specified in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and “Beneficially Owned” has a correlative meaning.

“Current Assets” means accounts receivable (excluding any amounts due from Transferor, and net of any reserve for doubtful accounts), prepaid expenses and Tax refunds outstanding as of the Closing Date (but excluding any deferred Tax assets).

“Current Liabilities” means accounts payable and accrued expenses (in each case, excluding any amounts due to Transferor), including all Tax liabilities accrued through the Closing Date (but excluding any deferred Tax liabilities).

“Debt” means, as of the close of business one (1) Business Day prior to the Closing Date, the amount of all current and long term indebtedness of the Company and Subsidiary for borrowed money, including interest bearing debt and all indebtedness recorded in respect of capital leases.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Employee Plans” has the meaning set forth in Section 4.14(a).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and natural or man-made structures above or below ground), plant and animal life, and any other environmental medium or natural resource.

“Environmental Claims” has the meaning set forth in Section 4.19(h).

“Environmental Conditions” has the meaning set forth in Section 4.19(b).

“Environmental Law” means any applicable Law relating to: (i) public or occupational health and safety insofar as they relate to releases of or exposure to Hazardous Materials; (ii) preventing or reducing to acceptable levels the release (meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, without giving effect to any thresholds on quantity or time in any Environmental Law) into the Environment of, or the exposure of employees or the public to Hazardous Materials; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (v) protecting the air, water, land, wetlands, natural resources, wildlife (including endangered species) or other ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials; (vii) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or (viii) making responsible parties pay private parties, or groups of them, for damages done to the Environment or, to the extent attributable to a release or exposure to Hazardous Materials, health. Without limiting the generality of the foregoing sentence, “Environmental Laws” include CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), RCRA, the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.) and, to the extent it related to releases of or exposures to Hazardous Materials, the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), as each has been amended from time to time prior to the Closing, the regulations promulgated pursuant thereto, as well as similar state and local laws, as each has been amended from time to time, the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Title Policies” has the meaning set forth in Section 4.9(e).

“Existing Surveys” has the meaning set forth in Section 4.9(e).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Fixed Assets” has the meaning set forth in Section 4.10(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1(a).

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-Governmental Authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), (iv) international or multi-national organization or body, or (v) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Taxing authority or power of any nature.

“Hazardous Material” means any substance regulated under any of the Environmental Laws, including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, urea formaldehyde or polychlorinated biphenyls; (B) a “hazardous substance,” “pollutant” or “contaminant” (as defined in Sections 101(14), and (33) of CERCLA or the regulations designated pursuant to Section 102 of CERCLA), including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. §172.101; (D) defined, designated or listed as a “Hazardous Waste” pursuant to the RCRA or determined or identified as hazardous, toxic, biohazardous or dangerous under any applicable Environmental Law, or (E) listed as a “Hazardous Air Pollutant” under Section 112 of the Clean Air Act.  The definition of Hazardous Materials shall be based on the foregoing definitions as in effect at or prior to the Closing.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc.

“HSR Act” has the meaning set forth in Section 4.4(b).

“Identified Phantom Stock Holders” means the phantom stock holders listed on Section 1(a) of the Transferor Disclosure Letter.

 “Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, including the right to (i) exclude others from using or appropriating any of the foregoing, and (ii) sue for past, present and future infringement, misappropriation or other violation thereof, and any other proprietary, intellectual property or other rights relating to any or all of the foregoing anywhere in the world.

 “IRS” means the United States Internal Revenue Service.

“Key Employees” has the meaning set forth in Section 4.18(f).

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority in effect on the date hereof.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Lien” means any mortgage, lien, security interest, option, pledge, assessment, adverse claim, levy, charge, encumbrance, voting agreement, voting trust, voting or transfer restriction,  right of first refusal, right of occupancy, proxy, or right of others of whatever nature.

“Licensed Fixed Assets” has the meaning set forth in Section 4.10(a).

“Licensed Intellectual Property” has the meaning set forth in Section 4.16(c).

 “Material Contracts” has the meaning set forth in Section 4.15(b).

“Minimum Net Working Capital” means $5,800,000.

“Net Working Capital” means an amount equal to the aggregate value of the Company’s Current Assets minus the aggregate value of the Company’s Current Liabilities, in each case calculated in accordance with GAAP consistent with past practices of the Company.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 10.1(b)(i).

“Owned Fixed Assets” has the meaning set forth in Section 4.10(a).

“Owned Intellectual Property” has the meaning set forth in Section 4.16(b).

“Owned Real Property” has the meaning set forth in Section 4.9(a).

“Patents” means all patents issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations, extensions, reissues, re examinations or equivalents of any of the foregoing worldwide.

“Permit” means any license, permit, authorization, certificate of authority, qualification that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable; (b) mechanics’, workmen’s, warehousemen’s, carriers’ or other like Liens arising in the ordinary course of business or by operation of Law with respect to charges not yet due and payable; or (c) other minor imperfections of title or Liens, that do not impair the value or use of the property subject to such Lien.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated association, trust or other legal entity or Governmental Authority.

“Personal Property Leases” has the meaning set forth in Section 4.10(c).

“Phantom Stock Amount” has the meaning set forth in Section 2.3.

“Phantom Stock Plan” means the Phantom Stock Plan of the Company, established on April 29, 2011.

“Post-Closing Tax Period” means any Tax period that is not a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date.

“Proxy Statement” has the meaning set forth in Section 8.1(a).

 “RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.)

“Real Property” has the meaning set forth in Section 4.9(b).

“Real Property Leases” has the meaning set forth in Section 4.9(b).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, dumping, dispersal or leaching of, a Hazardous Material into the Environment, including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Materials, or as otherwise defined under Environmental Laws.

“Representatives” means, with respect to any Person, such Person’s directors, managers, partners, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate.

 “Shares” has the meaning set forth in the recitals.

“Steel Partners” has the meaning set forth in the preamble.

“Stock Consideration”  means 2,200,000 newly issued, fully paid and nonassessable shares of Acquirer Common Stock, free and clear of all Liens, subject to adjustment in accordance with Section 8.6(a); provided that if the issuance to Transferor of the Stock Consideration would cause a “change of ownership” of Acquirer under Section 382 of the Code, then the aggregate number of shares of Acquirer Common Stock to be issued to Transferor at the Closing shall be reduced, to the minimum extent necessary, so that a “change of ownership” of Acquirer under Section 382 of the Code would not occur.

“Stock Consideration Value” means an amount of U.S. dollars equal to the result of (A) the number of shares of Acquirer Common Stock consisting of the Stock Consideration multiplied by (B) $30.00.

“Straddle Tax Period” has the meaning set forth in Section 11.2.

 “Subsidiary” means Sun Well Service, Inc., a North Dakota corporation.

“Tax” means, without limitation, any  (i) any federal, state, local, or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, registration, capital stock, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit tax, estimated, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any taxable period; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person (including, but not limited to, by reason of transferee liability or application of Treasury Regulation Section 1.1502-6 and any comparable or similar provision of federal, state, local or foreign Law) or as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (iv) any successor liability for the payment of any item described in clause (i), (ii) or (iii) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Benefits Preservation Plan” means Acquirer’s Tax Benefits Preservation Plan, dated December 21, 2011.

“Tax Returns” means all returns, declarations, estimates, claims for refund, statements, statements of foreign bank and financial accounts (such as Form TDF 90-22.1), information returns, reports and forms relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Top-Up Closing” has the meaning set forth in Section 8.6(c).

“Top-Up Consideration” has the meaning set forth in Section 8.6(c).

“Top-Up Option” has the meaning set forth in Section 8.6(c).

“Top-Up Shares” has the meaning set forth in Section 8.6(c).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law.

“Trademarks” means the worldwide registered and unregistered trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the business goodwill associated with each of the foregoing.

“Transfer” has the meaning set forth in Section 2.1.

“Transfer Price” has the meaning set forth in Section 2.2(a).

 “Transfer Taxes” has the meaning set forth in Section 11.4.

 “Transferor” has the meaning set forth in the preamble.

“Transferor Common Stock” means shares of common stock, par value $0.01 per share, of Transferor.

“Transferor Disclosure Letter” means the disclosure letter delivered by or on behalf of Company or Transferor, as applicable, prior to or concurrently with the execution and delivery of this Agreement, and which will be updated as of the Closing Date, unless such update, if not made, would result in Transferor not satisfying its obligations under Section 9.2(a).

“Transferor Liquidation” has the meaning set forth in Section 8.5(b).

“Transferor Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other effects, events, developments, changes, states of facts, conditions, circumstances or occurrences occurring or existing prior to the determination of a Transferor Material Adverse Effect, is or would be reasonably expected to be materially adverse to (i) the financial condition, assets, liabilities (contingent or otherwise), business or results of operations of the Company and Subsidiary, taken as a whole, or (ii) the ability of Transferor to consummate the Transfer and the other transactions contemplated by this Agreement; provided that in the case of clause (i), a Transferor Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from (A) changes in the United States or global economy in general (including securities, financial or credit markets of the United States in general) to the extent such changes do not affect the Company and Subsidiary in a materially disproportionate manner relative to other participants in the industries in which the Company and Subsidiary operate, (B) changes in the oil services industry in general, to the extent such changes do not affect the Company and Subsidiary in a materially disproportionate manner relative to other participants in the industries in which the Company and Subsidiary operate, (C) changes in political, regulatory or social conditions in general, to the extent such changes do not affect the Company and Subsidiary in a materially disproportionate manner relative to other participants in the industries in which the Company and Subsidiary operate, (D) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated hereby or (E) acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disasters, weather conditions or other force majeure events.

 “Transferor Recommendation” has the meaning set forth in Section 5.1(b).

“Transferor Special Committee” has the meaning set forth in the preamble.

“Transferor Stockholder Approval” has the meaning set forth in Section 5.5.

“Transferor Stockholders’ Meeting” has the meaning set forth in Section 8.1(a).

“Transferor Voting Event” has the meaning set forth in Section 8.1(c).

“Transferor’s Knowledge” means, with respect to any matter in question, the knowledge of those individuals listed in Section 1(b) of the Transferor Disclosure Letter obtained in the normal and ordinary course of the performance of their duties.

 “Tubular Testing Payment” shall be equal to $1,000,000, if the sale of Subsidiary’s tubular testing business is not consummated prior to the Closing Date, or $0, if the sale of Subsidiary’s tubular testing business is consummated prior to the Closing Date pursuant to the terms of that certain Agreement for Sale of Business Assets, dated as of January 20, 2012, by and between Subsidiary and Troy Arnson, as amended pursuant to that certain Addendum to Agreement for Sale of Business Assets, dated as of March 9, 2012; provided, that if such Agreement for Sale of Business Assets is amended prior to the Closing Date to increase or decrease the purchase price thereunder, and the sale of Subsidiary’s tubular testing business is not consummated prior to the Closing Date, the “Tubular Testing Payment” shall be equal to the purchase price thereunder as so amended.

ARTICLE  II  TRANSFER OF SHARES

2.1  Transfer of Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Transferor shall transfer, and assign to Acquirer, and Acquirer shall acquire and accept from Transferor, all of Transferor’s right, title and interest in and to all of the outstanding Shares of the Company, free and clear of all Liens (such transfer and acquisition transactions, collectively, the “Transfer”).

2.2  Transfer Price.

(a)           In full consideration for the Transfer as set forth in Section 2.1, Acquirer shall pay to Transferor at the Closing, in the manner and in the form set forth herein, an aggregate amount (the “Transfer Price”) equal to (i) Eighty Five Million Dollars and 00/100 cents ($85,000,000.00), plus (ii) Cash, minus (iii) Debt, minus (iv) the Phantom Stock Amount, if any, plus (v) the Tubular Testing Payment, if any. The Transfer Price shall be paid in accordance with Section 2.2(c).

(b)           Prior to Closing, Transferor shall prepare in good faith and deliver to Acquirer a statement calculating and/or setting forth (i) Cash, (ii) Debt, (iii) the Phantom Stock Amount and (iv) the Tubular Testing Payment, if any, and setting out in writing reasonable details of such calculations, as applicable. Such amounts and calculations shall be reasonably satisfactory to Acquirer.

(c)           At the Closing, Acquirer shall (i) deliver to Transferor duly and validly issued share certificates representing the Stock Consideration; and (ii) pay to Transferor an amount equal to the Cash Consideration, by wire transfer of immediately available funds, to such account or accounts as Transferor may designate in writing at least two Business Days prior to the date hereof.

2.3  Phantom Stock.  Transferor shall take all actions necessary to cause the Phantom Stock Plan to be amended as of the Closing (a) to remove the performance targets required for the vesting of the shares of phantom stock, (b) to provide that the distribution amount for each share of phantom stock shall be based on the per share consideration received by stockholders of Transferor under this Agreement and (c) so that all participants thereunder shall continue to vest in their shares of phantom stock in accordance with the service-based vesting schedule set forth in the Phantom Stock Plan if they continue to provide services to the entity to which they provide services as of the Closing. To the extent any Identified Phantom Stock Holders remain as participants in the Phantom Stock Plan as of the Closing, the Transfer Price shall be decreased by an amount equal to the aggregate amount of all payments to which such remaining Identified Phantom Stock Holders are entitled under the Phantom Stock Plan (the “Phantom Stock Amount”).

2.4  Withholding.  The Acquirer shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any Person such amounts that the Acquirer reasonably determined to be required to be deducted and withheld with respect to any such payments under the Code or any provision of federal, state, local, provincial or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE  III  CLOSING AND DELIVERIES

3.1  Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York at 10:00 a.m. New York City time. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.  The Closing Date shall be the date that is three Business Days after satisfaction or waiver of the conditions set forth in Article IX (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of those conditions), or the Closing may be consummated on such other date (or at such other place) as Acquirer and Transferor may mutually agree. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.  The effective time of the Closing will be 12:01 a.m. (Eastern Time) on the Closing Date.

3.2  Deliveries by Transferor.  At or prior to the Closing, Transferor shall deliver or cause to be delivered to Acquirer the following items:

(a)           Duly and validly issued share certificates evidencing all of the Shares, duly endorsed in blank by Transferor or accompanied by stock powers duly executed in blank by Transferor, together with authorized and executed written instruments of transfer and other documents necessary to vest in the Acquirer all of the Transferor’s right, title and interest in and to the Shares, free and clear of all Liens;

(b)           A certificate of the Secretary of State of North Dakota as to the legal existence and good standing as of a recent date of Company and Subsidiary in North Dakota;

(c)           A certificate of the Secretary of each of Transferor and Company, given by him on behalf of each of Transferor and Company, as applicable, and not in his individual capacity, certifying as to (i) the resolutions duly adopted by the Board of Directors of each of Transferor and Company, as applicable, authorizing the execution and delivery of this Agreement by Transferor and Company, as applicable, and the performance by Transferor and Company, as applicable, of the transactions contemplated hereby and (ii) the resolutions of the stockholders of Transferor approving this Agreement, the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement and the adoption of the plan in connection with the Transferor Liquidation;

(d)           The certificate referred to in Section 9.2(c);

(e)           Original company record books of Company and Subsidiary;

(f)           Copies of all Consents required to be obtained prior to Closing, as set forth in Section 4.4(b) of the Transferor Disclosure Letter;

(g)            Resignations of each of the directors and officers of the Company and Subsidiary set forth in Section 3.2(g) of the Transferor Disclosure Letter;

(h)           An affidavit from Transferor, as provided in Section 1445 of the Code, stating under penalties of perjury that Transferor is not a foreign person within the meaning of Section 1445 of the Code; and

(i)           Transferor shall deliver a statement setting forth its good faith estimate of (i) Current Assets, (ii) Current Liabilities and (iii) Net Working Capital as of the Closing Date, including reasonable details and its calculations for such estimates.

(j)           Such other documents, instruments and agreements as Acquirer may reasonably request.

3.3  Deliveries by Acquirer.  At or prior to the Closing, Acquirer shall deliver or cause to be delivered to Transferor the following items:

(a)           The Transfer Price, paid in accordance with Section 2.2 to the Person or Persons entitled thereto;

(b)           A certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Acquirer in such jurisdiction;

(c)           A certificate of the Secretary of Acquirer, given by him on behalf of Acquirer and not in his individual capacity, certifying as to the resolutions duly adopted by the Board of Directors of Acquirer authorizing the execution and delivery of this Agreement by Acquirer and the performance by Acquirer of the transactions contemplated hereby;

(d)           The certificate referred to in Section 9.3(c); and

(e)           Such other documents, instruments and agreements as Transferor may reasonably request.

ARTICLE  IV  TRANSFEROR REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as set forth in the Transferor Disclosure Letter, Transferor hereby represents and warrants to Acquirer as of the date hereof and as of the Closing Date as follows:

4.1  Organization and Standing; Authority.

(a)           Each of Company and Subsidiary is duly organized, validly existing and in good standing under the laws of the State of North Dakota.  Each of Company and Subsidiary has full power and authority to own, lease and operate its properties and to conduct and carry on its business as presently conducted, and is duly qualified to do business, and in good standing, in each jurisdiction in which it operates or conducts its business or its ownership or operation of property requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not be materially adverse to its business.  Company has the corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Company.  This Agreement has been duly and validly executed and delivered by Company and constitutes the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and the availability of equitable remedies (collectively, the “General Enforceability Exceptions”).

(b)           Company has furnished to Acquirer complete and correct copies of the certificate of incorporation and by-laws (or the equivalent organizational documents) of Company, in each case as in effect on the date of this Agreement.  The minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Laws and prudent business practices.  The corporate records and minute books of the Company contain complete and accurate minutes of all material meetings of directors, stockholders and committees and copies of all by-laws and resolutions passed by the directors and stockholders of the Company since incorporation; all such meetings were duly called and held, all such by-laws and resolutions were duly passed or properly adopted by the signatures of all interested parties and the stock certificate book, register of stockholders, register of transfers and other corporate registers of the Company are complete and accurate in all material respects and have been maintained in conformity with the provisions of the certificate of incorporation and by-laws (or the equivalent organizational documents) of the Company and the Laws of its jurisdiction or other applicable corporate legislation.

4.2  Capitalization; Title to Shares.

(a)           The entire authorized capital stock of Company consists of 51,100 shares of common stock, par value $0.001 per share (the “Company Common Stock”), of which 12,775 shares are issued and outstanding and held of record by Transferor, free and clear of any Liens.  The capitalization of Company is set forth in Section 4.2(a) of the Transferor Disclosure Letter.  All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with the Company’s organizational documents, and have not been issued in violation of or subject to any preemptive rights, “phantom” stock rights, stock based performance units, stock appreciation rights, redemption rights, repurchase rights or other rights to subscribe for or purchase securities.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, exchange rights, calls or other commitments that could require Company or Subsidiary to issue or sell any capital stock or other equity interest in, Company or Subsidiary.  None of the outstanding shares of Company Common Stock is subject to any voting trusts, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto.  The Shares represent all of the issued and outstanding shares of Company Common Stock.

(b)           Transferor holds good and valid title to all of the Shares, free and clear of all Liens.  Transferor possesses full authority and legal right to sell, transfer and assign the Shares to Acquirer, free and clear of all Liens.  Upon transfer to Acquirer by Transferor of the Shares, Acquirer will own the Shares free and clear of all Liens.  There are no claims pending or, to Transferor’s Knowledge, threatened, against the Company or Transferor that concern or affect title to the Shares, or that seek to compel the issuance of capital stock or other securities of the Company.

4.3  Subsidiaries.  Except for Subsidiary, the Company does not own or control, directly or indirectly, any interest in any other corporation, limited liability company, partnership (limited or general), trust, joint venture, an unincorporated organization, association or any other entity or organization.  Company owns one hundred percent (100%) of the issued and outstanding capital stock of Subsidiary.  All equity interests of Subsidiary are validly issued, fully paid and non-assessable, have been issued in compliance with the Subsidiary’s organizational documents, and were not issued to the Company in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights.  Company has furnished to Acquirer complete and correct copies of the articles of incorporation and by-laws (or the equivalent organizational documents) of Subsidiary, in each case as in effect on the date of this Agreement.

4.4  No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 4.4(a) of the Transferor Disclosure Letter, neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate or articles of incorporation or the by-laws (or the equivalent organizational documents) of Company or Subsidiary, (ii) constitute or result in the material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon, or result in a loss or reduction of any benefit to which the Company or Subsidiary is entitled to under, any property or assets of Company or Subsidiary pursuant to any Material Contract or (iii) violate any Order, Law or any other requirement of any Governmental Authority applicable to, binding upon or enforceable against the Company or Subsidiary or any of their respective properties or assets, and that would or would reasonably be expected to, in any such event, materially and adversely affect the Company and Subsidiary, taken as a whole.

(b)           Except as set forth in Section 4.4(b) of the Transferor Disclosure Letter and except for Consents already obtained, no Consent, filing with or approval from, or notice to, any Governmental Authority or any other Person is required to be obtained by Company or Subsidiary for the consummation by Company of the transactions contemplated by this Agreement except for the filing of a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the expiration or earlier termination of the waiting period required thereunder.

4.5  Financial Statements; Books and Records; No Undisclosed Liabilities.

(a)           Copies of the following financial statements have been made available to Acquirer for its review: (i) the audited balance sheet of Subsidiary as of December 31, 2011 (the “Balance Sheet”), (ii) the audited balance sheets of Subsidiary as of December 31, 2010, (iii) the unaudited balance sheet of Subsidiary as of March 31, 2012, and (iv) the related audited and unaudited, as applicable, statements of operations, changes in shareholders’ equity and cash flows for the years or quarter, as applicable, then ended, together with the notes thereto (collectively, the “Financial Statements”).

(b)           Except as set forth in Section 4.5(b) of the Transferor Disclosure Letter, the Financial Statements have been prepared from the books and records of the Company in accordance with GAAP, consistent with past practices of the Company, and fairly present, in all material respects, the financial position, results of operations, changes in shareholders’ equity and cash flows of Company, on a consolidated basis, as of the dates and for the periods indicated, subject only, in the case of the unaudited Financial Statements, to the absence of footnotes.

(c)           Neither the Company nor Subsidiary has any liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise) outstanding as of the date hereof, except for liabilities or obligations (i) reflected or reserved against in the Balance Sheet (ii) incurred in the ordinary course of business since the Balance Sheet, (iii) referenced in Section 4.5(c) of the Transferor Disclosure Letter or otherwise disclosed in this Agreement or the Transferor Disclosure Letter, and (iv) liabilities and obligations arising in connection with the pursuit of a possible sale of Company (including arising under this Agreement).

4.6  Accounts Receivable.  Except as set forth in Section 4.6 of the Transferor Disclosure Letter, all of the accounts receivable owing to Company or Subsidiary reflected in the Balance Sheet or which have been thereafter acquired by the Company constitute valid and genuine claims arising from bona fide transactions in the ordinary course of business, free and clear of all Liens, and the Company or Subsidiary has accrued or established appropriate reserves for such accounts receivable on the Balance Sheet.  None of the Company, Subsidiary or Transferor has received written or, to Transferor’s Knowledge, oral notice that such accounts receivable will not become collectible in full when due in the ordinary course of business, and the accounts receivable owing to Company or Subsidiary are not subject to valid defenses, set-offs or counterclaims.

4.7  Taxes.  Except as set forth in Section 4.7 of the Transferor Disclosure Letter:

(a)           Company and Subsidiary have filed all material Tax Returns that they were required to file for all periods ending on or before the Closing Date (taking into account any extension of time that has been obtained for the filing thereof) and such Tax Returns are correct and complete in all material respects as to the calculation of the Taxes due, and each of the Company and Subsidiary have paid all material Taxes (whether or not shown on any Tax Return).  To the extent such Taxes are not due on or prior to the Closing Date, but relate to any period on or prior to the Closing Date (whether or not the Tax period ends prior to, on, or after the Closing Date), the Company or Subsidiary has accrued or established appropriate reserves for such Taxes in the Financial Statements.

(b)           Neither the Company nor Subsidiary is under audit or examination by any Taxing Authority with respect to any material Tax, and since December 31, 2007, no written notice of such an audit or examination has been received by Company or Subsidiary, and, to Transferor’s Knowledge no audits, investigations or claims for or relating to Taxes are threatened against Company or Subsidiary. No extensions or waivers of statutes of limitations for the assessment of Taxes are currently in effect with respect to any Taxes of Company or Subsidiary.

(c)           Company has delivered to Acquirer true, correct and complete copies of all federal, state, and local income Tax Returns filed by Company and Subsidiary for all Tax periods ending on or after December 31, 2008 and on or before December 31, 2011.

(d)           None of the Tax Returns of the Company or Subsidiary contain any position that is, or would be, subject to material penalties under Section 6662 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law).  Neither the Company nor Subsidiary has entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2), and the Company and Subsidiary have properly disclosed to the United States Internal Revenue Service all reportable transactions, if any, as required by Treasury Regulation Section 1.6011-4.

(e)           Neither Company nor Subsidiary is a party to any written Tax allocation, Tax sharing or indemnification agreement or similar written or unwritten agreement or , arrangement, understanding or practice with respect to Taxes (other than any customary tax indemnification contained in any credit or other commercial agreement entered into in the ordinary course and the primary purpose of which does not relate to Taxes).

(f)           Neither the Company nor Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income or reduce its tax basis in any asset for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law); (v) prepaid amount or advance payment received on or prior to the Closing Date; (vi) the application of Section 362(e) (or any corresponding or similar provision of federal, state, local, or foreign Law); or (vii) election under Code section 108(i).

(g)           Since December 31, 2007, neither Company nor Subsidiary has been a member of an affiliated group of corporations filing a consolidated federal income tax return other than the affiliated group the common parent of which is Company or Transferor.

(h)           Each of Company and Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(i)           There are no Liens for unpaid Taxes on the assets of Company or Subsidiary, except Liens for current Taxes not yet due and payable.

(j)           There is no Action pending with respect to Company or Subsidiary in respect of any material Tax and there are no pending requests for waivers of the time to assess any Taxes.

(k)           Except to the extent that Section 4.14 of this Agreement relates to Taxes with respect to any Employee Plan, the representations and warranties set forth in this Section 4.7 shall constitute the only representations and warranties with respect to Taxes.

4.8  Sufficiency of Assets and Properties.  The real and tangible personal property and assets reflected in the Balance Sheet or acquired by the Company or Subsidiary after the date of the Balance Sheet and the intangible personal property and assets owned or used by Company or Subsidiary, constitute all of the assets and properties used to conduct the business of Company and Subsidiary as such business is currently conducted, and are sufficient to conduct the business of Company and Subsidiary from and after the Closing in the ordinary course of business as presently conducted.  Other than as set forth in Section 4.8 of the Transferor Disclosure Letter, no part of the business of Company and Subsidiary and no asset, right or interest related to or employed in or reasonably necessary for the conduct of the business is owned or held by any Person other than the Company or Subsidiary.

4.9  Title to and Condition of Assets and Properties.

(a)           Section 4.9(a)(i) of the Transferor Disclosure Letter sets forth a correct and complete list (including address, record owner and legal description) of all interests in real property owned by the Company or Subsidiary (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property are collectively referred to herein as the “Owned Real Property”).  Except as set forth in Section 4.9(a)(ii) of the Transferor Disclosure Letter, the Company and Subsidiary own good, valid and marketable title to each of the Owned Real Property in which it has an interest, in each case free and clear of any Liens, title defects, contractual restrictions, easements, covenants or reservations of interests in title, except for Permitted Liens.  Neither the Company nor the Subsidiary has received any written notice that the Company or the Subsidiary has violated any Law applicable to the ownership or operation of the Owned Real Property or any covenants, conditions, easements or restrictions of record affecting any of the Owned Real Property.  There are no leases, subleases, occupancy agreements, options to purchase or rights of first refusal with respect to the Owned Real Property and there are no parties in possession of the Owned Real Property other than the Company and Subsidiary.

(b)           Section 4.9(b)(i) of the Transferor Disclosure Letter lists each real property leased, subleased, licensed or occupied (excluding the Owned Real Property) by, or from, Company or Subsidiary (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).  Company has delivered to Acquirer true, correct and complete copies of all leases, subleases, licenses or other occupancy agreements or contracts (collectively, together with all amendments, modifications or supplements thereto, and assignments thereof, “Real Property Leases”) relating to the Leased Real Property or to which Company or Subsidiary is a party or by which Company or Subsidiary is bound. Except as set forth in Section 4.9(b)(ii) of the Transferor Disclosure Letter, with respect to each Real Property Lease:

(i)           Such Real Property Lease is legal, valid, binding, enforceable and in full force and effect against Company or Subsidiary, as applicable, and, to Transferor’s Knowledge, the other party thereto;

(ii)           Neither Company nor Subsidiary, nor to Transferor’s Knowledge, the other party to such Real Property Lease is in material breach or default under such Real Property Lease and, to Transferor’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iii)           Neither Company nor Subsidiary, and to Transferor’s Knowledge, the other party to such Real Property Lease, has received any notice of cancellation or termination from any landlord or subtenant under any of the Real Property Leases;

(iv)           Either Company or Subsidiary has paid or accrued their monthly rental, additional rent and all other monetary obligations due under each of the Real Property Leases through the last day of the month of this Agreement;

(v)           The full security deposit, if any is required, is held under each Real Property Lease by the other party thereto, or in the case where the Company or Subsidiary is the sublessor, by the Company or Subsidiary.  No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full; and

(vi)           The other party to such Real Property Lease is not an Affiliate of and, to Transferor’s Knowledge, does not otherwise have any economic interest in Transferor; and

(c)           Each of the Company and Subsidiary has received all approvals of Governmental Authorities (including licenses and Permits) required in connection with the ownership or lease of the Real Property, as applicable, and operation thereof.

(d)           Except as set forth in Section 4.9(d)(i) of the Transferor Disclosure Letter, neither Company nor Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Real Property. The Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Company or Subsidiary in connection with its business. Except as set forth in Section 4.9(d)(ii) of the Transferor Disclosure Letter, all of the Real Property has access to public roads and to all utilities necessary for the operation of the business of the Company and the Subsidiary as now conducted and proposed to be conducted.  To the Transferor’s Knowledge, there is no pending or contemplated condemnation or eminent domain proceeding with respect to any Real Property. There are no outstanding rights, options, rights of first refusal, rights of first offer, conditional sales or similar rights or agreements to purchase or otherwise acquire the Owned Real Property, or any portion thereof or interest therein. Neither Company nor Subsidiary is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of the Real Property.  Except as set forth in Section 4.9(d)(iii) of the Transferor Disclosure Letter, there are no encroachments upon any of the parcels comprising the Real Property (other than such encroachments as would not affect the usability or marketability of the applicable parcel of Real Property) and no portion of any improvement encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property.

(e)           To Transferor’s Knowledge, all of the Real Property, fixtures and improvements thereon owned or leased by the Company and the Subsidiary are in good operating condition, ordinary wear and tear excepted, without structural defects.  All mechanical and other building systems located on the Real Property are (i) in good operating condition, ordinary wear and tear excepted, and, to Transferor’s Knowledge, no condition exists requiring material repairs, alterations or corrections, and (ii) suitable, sufficient and appropriate in all material respects for their current and contemplated uses.  None of the improvements located on the Real Property or uses being made of the Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  The Company and the Subsidiary have delivered to Acquirer true, correct and complete copies of all deeds, title exception documents (for example, easements, restrictive covenants), title reports, title polices (“Existing Title Policies”) and surveys (“Existing Surveys”) for the Real Property in the Company’s or the Subsidiary’s possession or control.  No Claim has been made under any of the Existing Title Policies or Existing Surveys.  The Company and the Subsidiary have delivered to Acquirer true, correct and complete copies of any Order entered, issued, made or rendered by, or any Contract with, any Governmental Authorities in connection with or relating to the Real Property.

(f)           None of the Real Property is now damaged or injured as a result of any fire, explosion, accident or other casualty that is not adequately insured against under the insurance policies maintained by the Company or the Subsidiaries with respect to the Real Property.

(g)           The current use and operation of the Owned Real Property by the Company and the Subsidiary does not violate any restrictive covenants of record affecting the Owned Real Property and neither the Company nor any Subsidiary is in default of the payment of any common area maintenance or similar payments or reimbursements thereunder.  All reciprocal easement contracts, conditions and restrictions and similar public or private restrictive covenants to which the Real Property is subject have not been violated provided, however, that the representations and warranties in this sentence with respect to the Leased Real Property are only to Transferor’s Knowledge.  There exist no outstanding requirements or recommendations by (i) any insurance company currently insuring any Real Property, (ii) any board of fire underwriters or other body exercising similar functions with respect to any Real Property or (iii) the holder of any encumbrance on any Real Property, in each such case that require or recommend any repairs or work of any material nature be performed on such Real Property.

(h)           Permanent certificates of occupancy covering all portions of the Owned Real Property that are improved and occupied, permitting such improvements to be legally used and occupied in their current manner, have been issued by the appropriate Governmental Authorities and have not been withdrawn, revoked or suspended.  True, correct and complete copies of such certificates of occupancy in the possession of the Company or the Subsidiary have been furnished to Acquirer.  There does not exist and there has not occurred since the Company’s or Subsidiary’s acquisition of the Owned Real Property any alteration, improvement or change in the use of any building or other improvement in the Owned Real Property that would require, the issuance of any new or amended certificate of occupancy.  No Owned Real Property is and, to Transferor’s Knowledge, no Leased Property is, or, with respect to the Real Property, to Transferor’s Knowledge, will be, subject to zoning, use or building code restrictions that would prohibit, and no state of facts exists with respect to the Owned Real Property and, to Transferor’s Knowledge, no state of facts exist with respect to the Leased Real Property or, with respect to the Real Property, to Transferor’s Knowledge, will exist, that would prevent the continued ownership, leasing or use of such real property in its business as now conducted and proposed to be conducted.  Without limiting the foregoing, (i) to the Transferor’s Knowledge, there are no plans of any Governmental Authorities to change the highway or road system in the vicinity of the Real Property or to restrict or change access from any such highway or road to the Real Property that could adversely affect access to any roads providing a means of ingress to or egress from the Real Property, and (ii) to Transferor’s Knowledge, there is no pending or proposed action to change or redefine the zoning classification of all or any portion of any of the Real Property.

(i)           No action seeking a reduction in real estate Taxes imposed upon the Real Property or the assessed valuation thereof (or any portion thereof) (i) has been settled during the period in which the Real Property has been owned or leased, as the case may be, by the Company or the Subsidiary or (ii) is currently pending; provided, however, with respect to the Leased Real Property, the representations made in this Section 4.9(i) are only to Transferor’s Knowledge.

(j)           To Transferor’s Knowledge, neither the Company nor Subsidiary has any interest in, or rights to, the mineral, oil, gas, and other natural resources appurtenant to the Owned Real Property.

4.10  Fixed Assets; Personal Property Leases.

(a)           Section 4.10(a)(i) of the Transferor Disclosure Letter sets forth a true, complete and correct list of all machinery, workover rigs, transportation equipment, vehicles, tools, equipment, furnishings, fixtures owned by the Company or Subsidiary (collectively, the “Owned Fixed Assets”). Section 4.10(a)(ii) of the Transferor Disclosure Letter sets forth a true, complete and correct list of all machinery, workover rigs, transportation equipment, vehicles, tools, equipment, furnishings, fixtures leased or subject to a contract of purchase and sale, or lease commitment, by the Company or Subsidiary (collectively, the “Licensed Fixed Assets” and, together with the Owned Fixed Assets, the “Fixed Assets”).  To Transferor’s Knowledge, all Fixed Assets of the Company or Subsidiary are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance.

(b)           At the Closing, the Company and Subsidiary shall have good, valid and marketable title to each of the Owned Fixed Assets, and the valid and enforceable right to receive and/or use each of the Fixed Assets, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title, except for the Liens set forth in Section 4.10(b) of the Transferor Disclosure Letter.

(c)           Section 4.10(c) of the Transferor Disclosure Letter sets forth a true, complete and correct list of all leases of personal property involving annual payments in excess of twenty thousand dollars ($20,000) to which Company or Subsidiary is a party or by which any property or asset of Company or Subsidiary are bound (“Personal Property Leases”).  Company has delivered or otherwise made available to Acquirer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(d)           Company or Subsidiary has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee.  Neither Company nor Subsidiary is in default under or material breach of any Personal Property Lease, and Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Company or Subsidiary under any of the Personal Property Leases and to Transferor’s Knowledge, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.11  Compliance with Laws.  Except as set forth in Section 4.11 of the Transferor Disclosure Letter, each of Company and Subsidiary:

(a)           is, and at all times since February 2, 2011 and to Transferor’s Knowledge from December 31, 2008 to February 2, 2011, has been, in compliance in all material respects with all Laws and Orders applicable to its business, properties or assets (including, without limitation, zoning, building code or subdivision ordinances and occupational health and safety Laws);

(b)           has received no written notification or communication from any Governmental Authority that has not yet been resolved asserting that Company or Subsidiary is in violation (or possible violation) of any Law relating to its business, its employment practices or the safety of working conditions in its facilities, or its employee benefit plans; and

(c)           has no Actions pending or, to Transferor’s Knowledge, threatened against Company or Subsidiary alleging a material violation of any Law relating to its business, its employment practices or the safety of working conditions in its facilities, or its employee benefit plans.

4.12  Permits.  Section 4.12(i) of the Transferor Disclosure Letter sets forth a complete list of all Permits held by the Company or Subsidiary.  Except as set forth in Section 4.12(ii) of the Transferor Disclosure Letter, each of the Company and Subsidiary possesses all Permits and have made all notifications and applications to Governmental Authorities, that are required under law or otherwise necessary for each of the Company or Subsidiary to conduct its business as now being conducted and to construct, own, operate, maintain and use its assets in the manner in which they are now being constructed, operated, maintained and used.   Each of the Permits and the rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by the Company subject to administrative powers of regulatory agencies having jurisdiction, and will continue in full force and effect after the Closing Date.  The Company is in compliance in all material respects with the terms of each of the Permits.  None of the Permits have been, or to Transferor’s Knowledge, is threatened to be, revoked, canceled, suspended or modified.

4.13  Customers.  Except as set forth in Section 4.13 of the Transferor Disclosure Letter, there are no written contracts with customers beside the master service agreements set forth in Section 4.15(b) of the Transferor Disclosure Letter.  Since the date of the Balance Sheet, no customer has cancelled or terminated, or to Transferor’s Knowledge made threats that are perceived as credible about its intention to cancel or terminate, its business relationship with the Company or Subsidiary.

4.14  Employee Benefit Plans.

(a)           Section 4.14(a) of the Transferor Disclosure Letter sets forth an accurate and complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, option, stock, equity-based, change-in-control, paid time off, other fringe benefit arrangement, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements in respect of any employees of Company or Subsidiary that are sponsored, contributed or maintained by Company or Subsidiary or with respect to which Company or Subsidiary are required to make payments, transfers or contributions (all of the above being herein referred to as “Employee Plans”).

(b)           Each Employee Plan has been maintained, operated, funded and administered in compliance with its terms and any related documents or agreements and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including without limitation, all qualification and reporting and disclosure requirements of the Code and ERISA.

(c)           Each Employee Plan that is an employee pension benefit plan (as described in Section 3(2) of ERISA) (i) meets, and has met, in all material respects, the requirements of a “qualified plan” under Section 401(a) of the Code whose income is exempt from taxation under Section 501(a) of the Code, (ii) has received a currently effective favorable determination letter from the IRS and (iii) nothing has occurred since the date of such determination letter that could adversely affect such qualification.

(d)           With respect to each Employee Plan, each of the Company, Subsidiary and any other party in interest has not engaged in any prohibited transaction or any violation of its fiduciary duties to such plan.

(e)           Neither Company nor any member of the Controlled Group currently has any obligation to contribute to or has any liability or potential liability (including actual or potential withdrawal liability, as applicable) with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA.

(f)           With respect to each group health plan benefiting any current or former employee of Company or any member of the Controlled Group that is subject to Section 4980B of the Code and/or applicable state law, Company and each member of the Controlled Group has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and/or applicable state law.

(g)           No Employee Plan is (or has been during the last six years) subject to Title IV of ERISA.

(h)           Except as set forth in Section 4.14(i) of the Transferor Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the obtaining of the Transferor Stockholder Approval, will (either alone or in conjunction with any other event such as termination of employment or other service) (i) result in or cause any payment (whether of separation, severance or termination pay), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Employee Plan or any current or former director, officer or employee of the Company or Subsidiary or give rise to any obligation to fund any such payment or benefit, (ii) limit the ability to amend or terminate any Employee Plan that will continue to be directly maintained or sponsored by Company or Subsidiary  after the Closing or (iii) result in any payment or benefit that will or may be made that would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(i)           With respect to each Employee Plan (other than medical plans, flexible spending accounts, and transportation fringe), all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued in the net working capital of the Company as of the Closing Date. No Employee Plan has any unfunded or unaccrued liabilities as of December 31, 2011 and there are no delinquent contributions as of the Closing Date that have not been accrued in the net working capital of the Company as of the Closing Date.

(j)           Other than routine claims for benefits, there are no claims, lawsuits or regulatory actions that have been asserted, instituted or, to Transferor’s Knowledge, threatened against any Employee Plan or any Employee Plan fiduciary.  There is no matter pending with respect to any of the Employee Plans before any governmental agency or authority.

(k)           There are no payments that would fail to be deductible under Section 280G of the Code nor are any excise taxes under Section 4999 or any taxes under 409A of the Code reimbursable under any of the Employee Plans or otherwise.

(l)           Neither the Company nor Subsidiary is a party to any nonqualified deferred compensation plan, as defined in Section 409A(d)(1) of the Code and the applicable Treasury Regulations promulgated thereunder, which would be subject to a gross income inclusion by reason of Section 409A(a)(1) of the Code and the applicable Treasury Regulations promulgated thereunder.  Neither the Company nor Subsidiary will be required to make any payments of any nature whatsoever to any Person on account of such Person having a liability for amounts payable under Section 409A of the Code.

4.15  Contracts.

(a)           Status of Contracts.  Each Contract is (i) a valid and legally binding agreement of the Company or Subsidiary that is party thereto and, to Transferor’s Knowledge, of each other party to such Contract, (ii) in full force and effect and (iii) enforceable against each party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and Laws relating to the availability of and/or other equitable remedies. Except as set forth in Section 4.15(a) of the Disclosure Letter, there has been no material breach or default by either the Company or Subsidiary or, to the Transferor’s Knowledge, by any other party (or event that with the passage of time, the giving of notice or both would constitute a breach or default) under any Contract that has not been cured or waived. Each of Company and Subsidiary has performed in all material respects the obligations required to be performed by it under each Contract and is not in receipt of any notice of termination or written claim of default under any such Contract. Since December 31, 2011, no party to any Contract has notified Company, Subsidiary or any Transferor in writing of any threat or intention to terminate or materially alter its relationship with the Company, Subsidiary or the business. Transferor has previously provided to Acquirer (or its legal counsel) a true and complete copy of all written Material Contracts (as defined below), together with all amendments, waivers or other changes thereto, as in effect on the date of this Agreement.

(b)           Material Contracts.  Section 4.15(b) of the Transferor Disclosure Letter lists each of the following Contracts to which Company or Subsidiary is a party or by which any of their respective properties or assets are bound (other than Contracts related to Real Property and Employee Plans, which are provided for in Section 4.9(b) and Section 4.14(a), respectively) (collectively, the “Material Contracts”):

(i)           Contracts establishing any partnership, joint venture strategic alliance, licensing arrangement, sharing of profits or other material collaboration;

(ii)           Each Contract materially limiting the right of Company or Subsidiary to (A) engage in or compete with, or solicit any customer of, any Person in any business or in any geographical area, (B) acquire any product or other asset or any services from any other Person, (C) solicit,  hire or  retain  any  person  as an  employee,  consultant  or independent contractor, (D) develop, sell, supply, distribute, offer, support or service  any  product or any  technology  or other  asset to or for any other Person, (E) perform  services  for any  other  Person,  or (F) transact business or deal in any other manner with any other Person;

(iii)           Each Contract with respect to indebtedness for borrowed money, including letters of credit, notes, guaranties, pledges, security agreements, indentures, interest rate or currency swaps, and similar agreements;

(iv)           Each Contract with Transferor, its Affiliates or any current officer or manager of Company or Subsidiary;

(v)           Each Contract that relates to Intellectual Property, including all royalty agreements and licenses (other than licenses for commercially available “off-the-shelf” software where Company or Subsidiary is licensee);

(vi)           Each Contract for capital expenditures or the purchase of materials, supplies, merchandise, equipment or other goods or services by the Company or Subsidiary requiring annual or aggregate payments by the Company or Subsidiary in excess of fifty thousand dollars ($50,000);

(vii)           Each Contract that is a master services agreement;

(viii)           Each Contract entered into other than in the ordinary course of business;

(ix)           Each Contract pursuant to which the Company or Subsidiary is obligated to provide indemnification to any Person (other than pursuant to warranties given by Company or Subsidiary with respect to the goods or services sold or provided by Company or Subsidiary in the ordinary course of business);

(x)           Each Contract pursuant to which the Company or the Subsidiary has a power of attorney outstanding or any obligation or liability (whether absolute, accrued, contingent or otherwise), as surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity;

(xi)           Each Contract with a Governmental Authority;

(xii)           Each Contract not otherwise required to be listed in Section 4.15(b) of the Transferor Disclosure Letter that requires Company or Subsidiary to make payments equal to more than twenty thousand dollars ($20,000) per annum that is not terminable upon less than sixty (60) days prior written notice by Company or Subsidiary, as applicable; and

(xiii)           Other Contracts in effect as of the date of this Agreement to which the Company or Subsidiary is a party and that are material to the conduct of the business, as presently conducted.

4.16  Intellectual Property.

(a)           Each of Company and Subsidiary own or have the right to use all Intellectual Property necessary to conduct its business as currently conducted and currently proposed to be conducted as of the date of this Agreement.

(b)           Section 4.16(b)(i) of the Transferor Disclosure Letter sets forth a true and complete list of Company Intellectual Property owned by the Company or Subsidiary (the “Owned Intellectual Property”).  Except as set forth in Section 4.16(b)(ii) of the Transferor Disclosure Letter, with respect to Owned Intellectual Property, Company or Subsidiary has good and valid title to such Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens.  Neither the Company nor Subsidiary has received any notice or Claim (whether written, oral, or otherwise) challenging the Company’s or the Subsidiary’s ownership of any of the Owned Intellectual Property (in whole or in part) or suggesting that any other person has any Claim of legal or beneficial ownership with respect thereto, nor to the Transferor’s Knowledge is there a reasonable basis for any claim that the Company does not own the Owned Intellectual Property.  The Company or Subsidiary has the unrestricted right to transfer all of their right, title, and interest to the Owned Intellectual Property to the Acquirer without impairing or limiting any rights therein.

(c)           Section 4.16(c) of the Transferor Disclosure Letter sets forth each item of Company Intellectual Property that any third party owns and that Company or Subsidiary uses pursuant to a license, sublicense, agreement, or permission (other than “off-the-shelf” software purchased for use in the day-to-day operations of its business) (collectively, the “Licensed Intellectual Property”). The Company has delivered to Acquirer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of Licensed Intellectual Property (including any such “off-the-shelf” software), the license, sublicense, agreement, or permission covering the item is (and, except for non-transferable licenses for commercially available “off-the-shelf” software, will continue to be on substantially identical terms immediately following the Closing) legal, valid, binding, enforceable and in full force and effect.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation or imposition of any Lien upon, any of the Licensed Intellectual Property.

(d)           Except as set forth in Section 4.16(d) of the Transferor Disclosure Letter, neither the Company nor the Subsidiary has granted to any other Person any licenses, agreements not to sue or similar rights in or to any Owned Intellectual Property.

(e)           Company Intellectual Property is not the subject of any Action and, to Transferor’s Knowledge, no Action is threatened against Company or Subsidiary involving Company Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register Company Intellectual Property.

(f)           To the Transferor’s Knowledge, neither Company nor Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Company nor Subsidiary or, to Transferor’s Knowledge, any of their respective directors, managers, officers and employees with responsibility for Intellectual Property matters have received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation.

(g)           To Transferor’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or Subsidiary.

(h)           The Company and Subsidiary have made reasonable efforts to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Trade Secrets of the Company and Subsidiary.

4.17  Insurance.  Section 4.17(i) of the Transferor Disclosure Letter sets forth all policies of insurance maintained by Company or Subsidiary and covering Company and Subsidiary and their respective businesses, and complete and correct copies of all such policies (or summary descriptions thereof) have been previously delivered to Acquirer.   All such insurance policies are sufficient to cover the Company and Subsidiary and their respective businesses as presently conducted and comply with the requirements of each Material Contract.  All such insurance policies are in full force and effect, neither Company nor Subsidiary is in material default with respect to its obligations under any of such insurance policies (including with respect to the payment of premiums), and no event has occurred that, with notice or the lapse of time or both, would constitute such a material default or permit termination, modification or acceleration under such policy.  Neither Company nor Subsidiary has received written notice from or on behalf of any insurance carrier with respect to the cancellation or non-renewal of any such insurance policies, or any material premium increase with respect to, any existing policies. Except as set forth in Section 4.17(ii) of the Transferor Disclosure Letter, there is no material claim by Company or Subsidiary pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

4.18  Employees; Labor.

(a)           Section 4.18(a) of the Transferor Disclosure Letter contains a complete and accurate list of the following information for each employee, independent contractor, consultant and agent of Company or Subsidiary: employer; name; job title; classification as employee or independent contractor and overtime classification; date of hiring or engagement; date of commencement of employment or engagement; base salary and other current compensation paid or payable; any change in compensation since April 15, 2012; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee benefit plan.

(b)           Except as set forth on Section 4.18(b) of the Transferor Disclosure Letter, the employment of each employee listed in Section 4.18(a) of the Transferor Disclosure Letter is terminable at will, and no such employee is entitled to receive severance pay or other benefits from Company or Subsidiary following the termination of such employee’s employment.

(c)           Each of the Company and Subsidiary is, and at all times since December 31, 2007 has been, in compliance in all material respects with all applicable Laws respecting terms and conditions of employment, including applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws.   Except as set forth in Section 4.18(c) of the Transferor Disclosure Letter, there are no Actions pending or, to the Transferor’s Knowledge, reasonably expected or threatened, between Company or Subsidiary, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. Except as set forth in Section 4.18(c) of the Transferor Disclosure Letter, there are no Claims pending (or, to the Transferor’s Knowledge, reasonably expected or threatened) against the Company or Subsidiary under any workers’ compensation or long-term disability plan or policy.

(d)           Neither Company nor Subsidiary is a party to or subject to any collective bargaining agreements.  To Transferor’s Knowledge, (a) no labor union or other collective bargaining unit represents or claims to represent any of Company’s or Subsidiary’s employees and (b) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to Company’s or Subsidiary’s employees.  There is no and has not been since December 31, 2007, any labor strike, slowdown or work stoppage or lockout pending against the business or the Company or Subsidiary.

(e)           Either the Company or Subsidiary has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation that became due and payable through the date of this Agreement.

(f)           As of the date hereof, none of the key employees as set forth in Section 4.18(f) of the Transferor Disclosure Letter (the “Key Employees”) have given notice or otherwise indicated in writing that he or she intends to terminate his or her employment with Company or Subsidiary.

(g)           Section 4.18(g) of the Transferor Disclosure Letter identifies all employees and independent contractors under contract (whether written or oral) with Company or Subsidiary.  Transferor represents that it has provided Acquirer with copies of all such written contracts (with personal data redacted to the extent required by applicable Law).

(h)           Each of the Company and Subsidiary is, and at all times since December 31, 2008 has been, in compliance in all material respects with the terms of each Permit relating to the employment requirements mandated by any Governmental Authority.

4.19  Environmental Matters.  Except as set forth in Section 4.19 of the Transferor Disclosure Letter,

(a)           Company and Subsidiary are and have been for the last five (5) years in compliance in all material respects with all Environmental Laws.

(b)           There are no environmental conditions or circumstances, including, without limitation, the presence or Release of any Hazardous Materials, on any Real Property,  any other property formerly owned, operated or leased by the Company or Subsidiary, and any property to which any Hazardous Materials or waste generated by the Company’s or Subsidiary’s operations or use of its assets was transported or disposed of, (i) relating to, arising out of, or resulting from the compliance with, or the failure to comply with, any applicable Environmental Law or Permit or from a Release or threatened Release of Hazardous Materials into the Environment or (ii) which require cleanup or remediation by Company or Subsidiary pursuant to any Environmental Law (collectively, “Environmental Conditions”).

(c)           To Transferor’s Knowledge, no remediation or investigation of Hazardous Materials is occurring or is required at the Real Property.

(d)           (i) There has been no Release of any Hazardous Material generated, used, owned, stored or controlled by the Company, Subsidiary or any predecessor in interest, on, at, or under any Real Property, any other property formerly owned, leased or operated by the Company, Subsidiary, or any predecessor in interest or the property of any other Person; and (ii) there are no Hazardous Materials located at, on, or under, such property, or at any other location, in either case (i) or (ii) that could reasonably be expected to require investigation, removal, remedial or corrective action by the Company or Subsidiary or that would reasonably be likely, individually or in the aggregate, to result in liabilities or losses, damages or costs (including, response costs, corrective action costs, damages for personal injury or property damage, or natural resource damages) to the Company or Subsidiary under any Environmental Law.

(e)           There has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area, in each case containing Hazardous Materials located on, at, or under any Real Property, or any other property formerly owned, leased or operated by the Company, Subsidiary, or any predecessor in interest, except in compliance with Environmental Laws, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under such property, except in compliance with Environmental Laws.

(f)           Neither of Company nor Subsidiary or any predecessor in interest has (i) entered into or been subject to any consent decree, compliance order or administrative order pursuant to any Environmental Law, (ii) received written notice under the citizen suit provisions of any Environmental Law, (iii) received any written notice of violation, demand letter, or complaint or claim with respect to any Environmental Law, (iv) been subject to or threatened in writing with any governmental or citizen enforcement action with respect to any Environmental Law, or (v) any actual or potential liability under any Environmental Law, including, but not limited to, any liability that the Company, Subsidiary or any predecessor in interests may have retained or assumed either contractually or by operation of law.

(g)           Company and Subsidiary have obtained and are in compliance in all material respects with all Permits or other governmental authorizations required under any Environmental Law that are necessary for Company’s or Subsidiary’s activities and operations at the Real Property or to conduct its business as presently conducted.  All of such Permits are valid and in full force and effect.  Each of Company and Subsidiary has been in compliance in all material respects with the terms and conditions of such Permits and neither the Company nor Subsidiary has received written notice that any Permits possessed by the Company or Subsidiary will be revoked, suspended or will not be renewed. To Transferor’s Knowledge, there is no basis for the revocation, cancellation or suspension of any such Permits.

(h)           There are no Actions or Claims pending or, to Transferor’s Knowledge, threatened, against Company or Subsidiary relating to any material violation, or alleged violation of, or liability under, any Environmental Law or relating in any way to any Environmental Law, Hazardous Material or any Permit or other governmental authorizations required under any Environmental Law, including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, and corrective, remedial, monitoring, or other actions, damages, fines or penalties pursuant to any applicable Environmental Law, and (ii) any and all Claims by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from a Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety, property, natural resources or the Environment (collectively, “Environmental Claims”).

(i)           The Company and Subsidiary have provided to Acquirer and its authorized representatives true and complete copies of all records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring in their possession or control concerning the existence of Hazardous Materials or any other environmental concern at the Real Property or concerning compliance by the Company with, or liability under, any Environmental Laws.

(j)           Neither the Company nor Subsidiary, nor, to Transferor’s Knowledge, any of their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental Law.

(k)           Neither the Company nor Subsidiary, nor any of their respective predecessors has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos.

(l)           Neither the Company nor Subsidiary has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law.  No valid and subsisting Liens arising under or pursuant to any applicable Environmental Law exists against any of the Real Property.

(m)           No Real Property or any other property formerly owned, leased or operated by the Company, Subsidiary, or any predecessor in interest is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable foreign or state list established under any Environmental Law.

(n)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, reporting, filing, investigation, or remediation under any Environmental Law.

4.20  Affiliated Transactions.  Except as set forth in Section 4.20 of the Transferor Disclosure Letter, neither Company nor Subsidiary is a party to or bound by any Contract with any of its Affiliates or any of the stockholders, managers, officers or employees of Company or Subsidiary or any of their respective Affiliates. Company has delivered to Acquirer true, correct and complete copies of all Contracts set forth in Section 4.20 of the Transferor Disclosure Letter; provided, however, that the terms of the Sublease Agreements identified in Section 4.20 of the Transferor Disclosure Letter as not having been delivered to Acquirer do not materially differ from the terms of the Sublease Agreements that have been delivered to Acquirer.

4.21  Litigation.  Section 4.21 of the Transferor Disclosure Letter sets forth a complete and accurate list of any and all Actions of any nature (a) pending or, to Transferor’s Knowledge, threatened, against or involving the Company or the Subsidiary or affecting any properties or assets of the Company or Subsidiary, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated hereby.  To Transferor’s Knowledge, no event has occurred or circumstances exist that may give rise to or serve as a basis for any such Action.  There is no unsatisfied judgment, penalty or award against or affecting the Company or the Subsidiary or any properties or assets of the Company or the Subsidiary.  There is no Order to which the Company or the Subsidiary or any properties or assets of the Company or the Subsidiary are subject.  No Governmental Authority has at any time challenged or questioned the legal right of the Company or Subsidiary to conduct its business as presently or previously conducted by the Company or Subsidiary.  Except as set forth in Section 4.21 of the Transferor Disclosure Letter, there have been no complaints, Claims, Orders or Actions commenced or, to Transferor’s Knowledge, threatened against the Company or Subsidiary and a customer of the Company or Subsidiary within the past five (5) years.

4.22  Conduct of Business in Ordinary Course.  Except for actions taken in connection with the process of selling the Company, including preparing for and implementing the transactions contemplated hereby, since the date of the Balance Sheet, Company and Subsidiary have conducted their respective businesses and operations in the ordinary course of business consistent with past practices and, except as set forth in Section 4.22 of the Transferor Disclosure Letter, without limiting the generality of the foregoing, since December 31, 2011, neither the Company nor Subsidiary has:

(a)           sold, leased, transferred or assigned any of its assets or properties, tangible or intangible outside of the ordinary course of business;

(b)           canceled, compromised, waived or released any right or Claim (or series of related rights and Claims) either involving more than $20,000 or outside the ordinary course of business;

(c)           experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or properties (other than ordinary wear and tear not caused by neglect), in excess of $20,000 in the aggregate;

(d)           issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

(e)           entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any Affiliate, other than salaries and employee benefits and other transactions pursuant to any Employee Plan in the ordinary course of business;

(f)           borrowed any amount or incurred or become subject to any indebtedness or other liabilities, except liabilities incurred in the ordinary course of business and not constituting indebtedness;

(g)           discharged or satisfied any Lien or paid any liability (other than liabilities paid in the ordinary course of business), prepaid any amount of indebtedness or subjected any portion of its properties or assets to any Lien;

(h)           made any capital expenditures that aggregate in excess of $50,000;

(i)           made any loans or advances to, or guarantees for the benefit of, any Person (other than advances to employees for travel and business expenses incurred in the ordinary course of business which do not exceed $20,000 in the aggregate);

(j)           amended or modified any Employee Plan in any respect other than (i) any increase in salary or payment of bonus or (ii) any amendments and modifications required to comply with Law and reflected in true and complete copies of such Employee Plans delivered to Acquirer to the extent such Employee Plans are in writing;

(k)           experienced any material adverse change in its financial condition, backlog, operations, assets, liabilities or business;

(l)           declared, set aside, or paid any dividend or other distributions to shareholders in respect of the Shares, or any direct or indirect redemption, purchase or any other acquisition by the Company of any such stock;

(m)           withdrawn or transferred any cash or cash equivalents out of the Company or Subsidiary outside of the ordinary course of business;

(n)           conducted its cash management customs and practices other than in the ordinary course of business (including, without limitation, with respect to maintenance of working capital balances, collection of accounts receivable, payment of accounts payable, accrued liabilities and other liabilities and pricing and credit policies); or

(o)           failed to comply in all material respects with, or failed to operate its business in compliance in all material respects with, all applicable Laws, including Environmental Laws.

4.23  Absence of Certain Business Practices.  None of the Company, Subsidiary, any officer, employee or agent of the Company or Subsidiary, or any other person acting on its behalf, has directly or indirectly, since January 1, 2007, (i) made any illegal political contributions; (ii) been involved in the disbursement or receipt of corporate funds outside of the Company’s or Subsidiary’s normal internal control systems of accountability; (iii) made or received payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or been involved in any transaction that has or had as its intended effect the transfer of funds or assets in the manner described; or (iv) been involved in the improper or inaccurate recording of payments and receipts on the accounting books of the Company or Subsidiary or any other matters of a similar nature involving disbursements of any funds or assets of the Company or Subsidiary, in each case that might subject the Company or Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

4.24  Opinion of Financial Advisor.  The Transferor Special Committee has received the opinions of Cassel Salpeter (a) to the effect that, as of the date of the opinion the Transfer Price to be received by Transferor in the Transfer for the Shares pursuant to this Agreement is fair, from a financial point of view, to Transferor and (b) with respect to the range of fair market values of a share of Transferor Common Stock as of the date of the opinion, after giving effect to the Sale.

4.25  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV and Article V (in each case, as modified by the Transferor Disclosure Letter), or in any certificate or other instrument or document delivered in connection herewith or therewith delivered by or on behalf of Transferor pursuant to this Agreement, none of Transferor, Company or any of their respective Affiliates, employees or Representatives are making or have made any representations or warranties to or for the benefit of Acquirer, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, and Company and Transferor expressly disclaim any other representations and warranties and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Acquirer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Acquirer by any director, officer, employee, agent, consultant, or representative of Company or Transferor or any of their respective Affiliates).

ARTICLE  V  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO TRANSFEROR

Except as set forth in the Transferor Disclosure Letter, Transferor hereby represents and warrants to Acquirer as of the date hereof and as of the Closing Date as follows:

5.1  Organization and Standing; Authority.

(a)           Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Transferor has the power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to receipt of the Transferor Stockholder Approval, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on its part.  No additional proceeding on the part of Transferor is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (other than the receipt of the Transferor Stockholder Approval).  This Agreement has been duly and validly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.

(b)           The Board of Directors of Transferor, acting upon the recommendation of the sole member of the Transferor Special Committee, at a duly called and held meeting has, by unanimous vote of all of the directors, (i) determined that it is fair to and in the best interests of Transferor and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Transfer and the other transactions contemplated hereby, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transfer, and the adoption of the plan in connection with the Transferor Liquidation upon the terms and subject to the conditions set forth in this Agreement, (iii) directed that Transferor submit the approval of this Agreement, the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement and the adoption of the plan in connection with the Transferor Liquidation to a vote at a meeting of the stockholders of Transferor in accordance with the terms of this Agreement, and (iv) resolved to recommend that the stockholders of Transferor approve this Agreement, the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement and the adoption of the plan in connection with the Transferor Liquidation (the “Transferor Recommendation”) at the Transferor Stockholders’ Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

5.2  Holdings.  Transferor (a) is the sole record and beneficial owner of all of the Shares, (b) has good and valid title to such Shares, free and clear of all Liens and (c) has the sole power to vote and dispose of such Shares.

5.3  No Conflict; Required Filings and Consents.

(a)           The consummation of the transactions contemplated hereby will not (i) subject to receipt of the Transferor Stockholder Approval, conflict with or result in a breach of any provisions of Transferor’s certificate of incorporation or its by-laws, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Transferor pursuant to any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, materially and adversely affect the ability of Transferor to consummate the transactions contemplated by this Agreement, or (iii) subject to receipt of the Transferor Stockholder Approval, violate any Order or Law applicable to it, or require any filing with or the permission, authorization, consent or approval of any Person or Governmental Authority, and that would, in any such event, materially and adversely affect the ability of it to consummate the transactions contemplated by this Agreement.

(b)           Except for Consents already obtained and the filing of a notification and report form under the HSR Act and the expiration or earlier termination of the waiting period required thereunder, no Consent is required to be obtained by Transferor for the consummation of the transactions contemplated by this Agreement that if not obtained would materially and adversely affect the ability of it to consummate the transactions contemplated by this Agreement.

5.4  Compliance with Laws.  Except as set forth in Section 5.4 of the Transferor Disclosure Letter, Transferor:

(a)           is in compliance with all Laws and Orders applicable to it, except where the failure to comply would not materially and adversely affect the ability of it to consummate the transactions contemplated by this Agreement;

(b)           has received no written notification or communication from any Governmental Authority that has not yet been resolved asserting that it is not in compliance with any Law; and

(c)           there are no Actions pending or, to Transferor’s Knowledge, threatened against it that, if adversely decided, would materially and adversely affect the ability of it to consummate the transactions contemplated by this Agreement.  It is not subject to any unsatisfied Order that if it remained unsatisfied would materially and adversely affect the ability of it to consummate the transactions contemplated by this Agreement.

5.5  Voting Requirements.  The affirmative vote of (i) holders of a majority of the outstanding shares of Transferor Common Stock, as required by applicable Law, and (ii) holders of not less than 80% of the outstanding shares of Transferor Common Stock, as required by the certificate of incorporation of Transferor (collectively, the “Transferor Stockholder Approval”), at the Transferor Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of capital stock of Transferor necessary to adopt this Agreement and approve the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement.

5.6  No Brokers.  No broker, finder or similar agent (other than Cassel Salpeter) has been employed by or on behalf of Transferor and no Person with which it has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.7  Taxes.  Except as set forth in Section 5.7 of the Transferor Disclosure Letter, Transferor has filed all material Tax Returns that it was required to file for all periods ending on or before the Closing Date (taking into account any extension of time that has been obtained for the filing thereof) and during which the Company and Subsidiary were a member of Transferor’s affiliated group.  Such Tax Returns are correct and complete in all material respects as to the calculation of the Taxes due.  Transferor has paid all material Taxes due (whether or not shown on any Tax Return) for all periods during which the Company and Subsidiary were a member of Transferor’s affiliated group.

ARTICLE  VI  REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to Transferor as of the date hereof and as of the Closing Date as follows:

6.1  Organization and Standing.  Acquirer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  Acquirer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on Acquirer.

6.2  Authority, Validity and Effect.  Acquirer has the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other agreements and documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of Acquirer.  This Agreement has been duly and validly executed and delivered by Acquirer and constitutes the legal, valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, except as limited by the General Enforceability Exceptions.

6.3  Stock Consideration.

(a)           The entire authorized capital stock of Acquirer consists of 40,000,000 shares of common stock, par value $0.001 per share (the “Acquirer Common Stock”) and 1,000 shares of preferred stock, par value $0.001 per share (the “Acquirer Preferred Stock”). As of April 27, 2012, (i) 10,892,036 shares of Acquirer Common Stock were issued and outstanding, (ii) 250,000 shares of Acquirer Preferred Stock were designated as Series A, 40,000 shares of Acquirer Preferred Stock were designated as Series B and no shares of Acquirer Preferred Stock were outstanding, (iii) 66,959 shares of Acquirer Common Stock were subject to outstanding options to purchase Acquirer Common Stock, (iv) 811 restricted stock awards were outstanding and (v) 16,625 restricted stock units were outstanding.

(b)           The shares of Acquirer Common Stock comprising the Stock Consideration will at the Closing have been duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, will have been issued in compliance with Acquirer’s organizational documents and applicable Law, and will not have been issued in violation of or subject to any preemptive rights, “phantom” stock rights, stock based performance units, stock appreciation rights, redemption rights, repurchase rights or other rights to subscribe for or purchase securities.

(c)           As of the date hereof, based on the number of shares of Acquirer Common Stock issued and outstanding as of the date hereof, (i) 2,250,000 shares of Acquirer Common Stock can be issued to Transferor as part of the Stock Consideration or otherwise without causing a “change of ownership” of Acquirer under Section 382 of the Code (assuming no shares of Acquirer Common Stock have been purchased by Steel Partners or its Affiliates after the date hereof) and (ii) 1,024,921 shares of Acquirer Common Stock can be purchased collectively by Steel Partners and its Affiliates (including, without limitation, Transferor) without causing a “change of ownership” of Acquirer under Section 382 of the Code (assuming no shares of Acquirer Common Stock have been issued to Transferor after the date hereof).

6.4  No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement by Acquirer, nor the consummation by Acquirer of the transactions contemplated hereby, nor compliance by Acquirer with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws or equivalent organizational documents of Acquirer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Acquirer pursuant to, any note, bond, mortgage, indenture, license, agreement, lease, or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material adverse effect on Acquirer or materially and adversely affect the ability of Acquirer to consummate the transactions contemplated by this Agreement, or (iii) violate any Order or Law applicable to Acquirer or any of its properties or assets, and that would, in any such event, have a material adverse effect on Acquirer or materially and adversely affect the ability of Acquirer to consummate the transactions contemplated by this Agreement.

(b)           No Consent is necessary for the consummation by Acquirer of the transactions contemplated by this Agreement except for the filing of a notification and report form under the HSR Act and the expiration or earlier termination of the waiting period required thereunder.

6.5  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Acquirer for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of Transferor and at the time of the Transferor Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Acquirer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Transferor, the Company, Subsidiary or Steel Partners.

6.6  No Brokers.  No broker, finder or similar agent (other than Houlihan Lokey) has been employed by or on behalf of Acquirer, and no Person with which Acquirer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

6.7  Opinion of Financial Advisor.  The Acquirer Special Committee has received the opinion of Houlihan Lokey, dated as of the date of this Agreement and addressed to the Acquirer Special Committee to the effect that, as of such date, the Transfer Price to be paid by Acquirer pursuant to this Agreement is fair to Acquirer, from a financial point of view.

6.8  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article VI, or in any certificate or other instrument or document delivered in connection herewith or therewith delivered by or on behalf of Acquirer pursuant to this Agreement, none of Acquirer or any of its Affiliates, employees or Representatives are making or have made any representations or warranties to or for the benefit of Acquirer, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, and Acquirer expressly disclaims any other representations and warranties and all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Transferor, the Company, Steel Partners or their Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Transferor, the Company or Steel Partners by any director, officer, employee, agent, consultant, or Representative of Acquirer or any of its Affiliates).

ARTICLE  VII  COVENANTS RELATING TO THE BUSINESS

7.1  Conduct of Business.

(a)           During the period from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement and the Closing, except as set forth in Section 7.1(a) of the Transferor Disclosure Letter or as consented to in writing by Acquirer (such consent not to be unreasonably withheld or delayed) or as otherwise expressly permitted, contemplated or required by this Agreement or the other agreements and documents contemplated hereby or required by Law, the Company shall, and shall cause Subsidiary to, carry on its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization and goodwill, preserve its assets and properties in good repair and condition in all material respects, maintain capital expenditure levels consistent with past practices and consistent with the Company’s capital budget for 2012, keep available the services of its current officers and employees and preserve its material relationships with customers, suppliers and others having significant business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier to occur of the date of the termination of this Agreement and the Closing, except as otherwise set forth in Section 7.1(a) of the Transferor Disclosure Letter or as otherwise expressly permitted, contemplated or required by this Agreement or the other agreements and documents contemplated hereby or required by Law, the Company shall not, and shall cause Subsidiary not to, without Acquirer’s prior written consent (such consent not to be unreasonably withheld or delayed):

(i)           (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or any other equity or voting interests, or otherwise make any payments to its equityholders in their capacity as such, other than dividends or distributions by Subsidiary to the Company, (B) split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity securities or (C) purchase, redeem or otherwise acquire any of its equity securities or any other securities thereof or any rights, warrants or options to acquire any such equity securities or other securities;

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any equity securities, any equity securities of Subsidiary or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

(iii)           propose or adopt any amendments to the certificate of incorporation or by-laws of the Company or Subsidiary;

(iv)           make any acquisition (whether by merger, consolidation, acquisition of stock or acquisition of assets) of any assets, rights or properties;

(v)           other than in the ordinary course of business consistent with past practice, enter into, amend or waive any material right under or, other than substantially pursuant to its current terms, renew, terminate or extend any Material Contract;

(vi)           sell, lease, transfer, license, subject to a Lien, mortgage or pledge, allow to lapse or expire, or otherwise dispose of any rights, properties or assets of the Company or Subsidiary that are material to the Company and Subsidiary, taken as a whole, except (A) as required to be effected pursuant to Contracts existing as of the date hereof, or (B) in the ordinary course of business consistent with past practice;

(vii)           incur or otherwise acquire, or modify in any respect materially adverse to the Company and Subsidiary, taken as a whole, the terms of, any indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or Subsidiary, other than in the ordinary course of business;

(viii)           make any loans or advances to any Person, other than (A) loans or advances made in the ordinary course of business, and (B) as required by any Contract or other legal obligation of the Company or any of its Subsidiaries in existence as of the date of this Agreement;

(ix)           make any capital expenditures for which the aggregate consideration payable immediately after the Closing is in excess of $50,000 in the aggregate, other than those capital expenditures made in accordance with the Company’s capital budget for 2012;

(x)           waive, release, assign, settle or compromise any Action or threatened Action other than settlements or compromises of Actions that involve solely cash payments where the amount paid by the Company or Subsidiary in settlement or compromise does not exceed $50,000 in the aggregate;

(xi)           except as required by GAAP or as advised by the Company’s regular independent public accountant, make any change in financial accounting methods, principles, policies or practices affecting the reported consolidated assets, liabilities or results of operations of the Company in any material respect, including but not limited to (A) decreasing the amount of any reserves for doubtful accounts receivable or writing down or writing up the value of any equipment or other asset, except for decreases or write downs or write ups in the ordinary course of business consistent with past practice and (B) with respect to the payments of accounts payable and collections of accounts receivable;

(xii)           other than in the ordinary course of business consistent with past practice or as required by applicable Law or any Contract in existence as of the date of this Agreement, (i) increase or agree to increase in any material respect the amount of compensation (including bonus) or benefits paid or due to, or enter into or amend any employment, change-in-control or severance agreement with, any executive officer or director of the Company or other Company Personnel, (ii) grant any material bonuses to any Company Personnel, (iii) enter into or adopt any new Employee Plan or collective bargaining agreement or amend, terminate or modify any existing Employee Plan or collective bargaining agreement, or (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan;

(xiii)           authorize or adopt, or publicly propose, (A) a plan of complete or partial liquidation or dissolution of the Company or (B) to merge or consolidate the Company with or into any other person;

(xiv)           outside of the ordinary course of the Company’s administration of its Tax matters: adopt or change in any material respect any method of Tax accounting in respect of recognition of income for U.S. federal income Tax purposes, change any annual accounting period, make or change any material Tax election or file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes or obtain or enter into any Tax ruling, agreement, contract, understanding, arrangement or plan;

(xv)           other than in the ordinary course of business consistent with past practice, (A) defer any material items of income or gain into any Post-Closing Tax Period, or (B) otherwise materially increase any Taxes to be incurred with respect to a Post-Closing Tax Period;

(xvi)           other than in the ordinary course of business consistent with past practice or as contemplated by this Agreement, accelerate or trigger any material loss or deduction otherwise allowable in any Post-Closing Tax Period;

(xvii)           make any payments to Transferor or any Affiliate of the Company, Subsidiary or Transferor, other than (A) payments under existing Contracts and renewals thereof in the ordinary course on arms’-length terms and (B) compensation or benefits paid to Company Personnel (subject to the restrictions set forth in clause (xii) above);

(xviii)           authorize any of, or commit or agree to take any of, the foregoing actions.

(b)           Prior to and on the Closing Date, Transferor and Company, on the one hand, and Acquirer, on the other hand, shall promptly notify the other of:

(i)           any notice or other communication such party receives from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(ii)           any material notice or other material oral or written communication such party receives from any Governmental Authority in connection with the transactions contemplated by this Agreement.

ARTICLE  VIII  ADDITIONAL AGREEMENTS

8.1  Preparation of Proxy Statement; Transferor Stockholders’ Meeting.

(a)           As promptly as practicable after the execution of this Agreement, (i) Transferor shall prepare the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Transferor relating to the meeting of Transferor’s stockholders (the “Transferor Stockholders’ Meeting”) to be held to consider approval of this Agreement, the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement and the adoption of the plan in connection with the Transferor Liquidation and (ii) Transferor shall mail the Proxy Statement to its stockholders.  Acquirer shall furnish all information as may be reasonably requested by Transferor in connection with the preparation and distribution of the Proxy Statement.  Neither the Proxy Statement nor any amendment or supplement to the Proxy Statement will made by Transferor without providing Acquirer a reasonable opportunity to review and comment thereon. If at any time prior to the consummation of the Transfer any information relating to Transferor or Acquirer, or any of their respective Affiliates, directors or officers, should be discovered by Transferor or Acquirer which should be set forth in an amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly disseminated to the stockholders of Transferor.

(b)           The Transferor Recommendation shall be included in the Proxy Statement. Neither the Board of Directors of Transferor nor the Transferor Special Committee or any other committee of the Board of Directors of Transferor shall withdraw or modify or qualify (or publicly propose to withdraw or modify or qualify) in any manner adverse to Acquirer the Transferor Recommendation. Transferor shall duly take all lawful action to call, give notice of, convene and hold the Transferor Stockholders’ Meeting on a date as soon as reasonably practicable for the purpose of obtaining the Transferor Stockholder Approval, and shall take all lawful action to solicit the approval of this Agreement, the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement and the adoption of the plan in connection with the Transferor Liquidation by such stockholders.

(c)           Steel Partners agrees that, at the Transferor Stockholders’ Meeting or any request for the execution of written consents in lieu thereof (each, a “Transferor Voting Event”), Steel Partners shall, or shall cause the applicable holder of record of its Covered Transferor Shares to, appear at the Transferor Stockholders’ Meeting, in person or by proxy, or otherwise cause its Covered Transferor Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Transferor Shares, in each case to the fullest extent that such matters are submitted for the vote or written consent of the holder of such Covered Transferor Shares and that the Covered Transferor Shares are entitled to vote thereon or consent thereto: (i) in favor of the approval of this Agreement, the Transfer, the Transferor Liquidation and the other transactions contemplated by this Agreement and the adoption of the plan in connection with the Transferor Liquidation and (ii) against any action or proposal that would reasonably be expected to result in a material breach of any covenant, representation or warranty, or other obligation or agreement of Transferor contained in this Agreement or otherwise prevent or materially impede, frustrate, interfere with or delay the Transfer or any other transaction contemplated by this Agreement.

8.2  Access to Information; Confidentiality; Retention of Books and Records.

(a)           To the extent permitted by applicable Law and Contract, Transferor and the Company shall, subject to Section 8.3(d), (i) afford to Acquirer, and to Acquirer’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours and upon reasonable prior notice during the period prior to the Closing or the termination of this Agreement to all of the Company’s and Subsidiary’s offices, properties, books, Contracts, commitments, personnel and records and (ii) furnish to the Representatives of Acquirer such additional financial data and other information regarding the Company and Subsidiary as Acquirer may from time to time reasonably request; provided that, in each case, such access, furnishing of information and cooperation shall not (A) unreasonably disrupt the operations of the Company or Subsidiary or (B) require the Company to otherwise share with Acquirer any information that it reasonably believes would constitute a violation of Antitrust Laws; provided, that nothing in this clause (B) shall limit access by, furnishing of information to or cooperation with, Acquirer’s outside counsel.

(b)           Each of Acquirer and Transferor shall hold, and shall cause their respective Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement, dated as of December 6, 2011, by and between Transferor and Acquirer (the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive any termination of this Agreement.  No investigation pursuant to this Section 8.2 or information provided or received by any party hereto after the date hereof pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

(c)           Subject to Article XI, with respect to the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to Transferor, Company or Subsidiary relating to matters on or prior to the Closing Date: (a) for a period of five (5) years, or such longer period as may be required by Law, after the Closing Date, Acquirer shall not cause or permit their destruction or disposal without first offering to surrender them to Transferor and (b) where there is a legitimate purpose relating to financial reporting and accounting matters, the calculation of accounts of post-Closing, costs and expenses, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any Action, any insurance claims by, legal proceedings against or governmental investigations of Transferor, Company, Subsidiary or Acquirer or any of their Affiliates or in order to enable Transferor and Company to comply with their respective obligations under this Agreement, Acquirer shall make available the Company’s and Subsidiary’s books and records at a reasonable location within the United States to Transferor upon reasonable notice and at reasonable times, at Transferor’s cost and expense.

8.3  Commercially Reasonable Efforts.

(a)           General Obligations. Each of the parties shall and shall cause their respective subsidiaries to:

(i)           use their commercially reasonable efforts to consummate the Transfer and the other transactions contemplated by this Agreement as promptly as practicable and to obtain or make as promptly as practicable, and in any event prior to the Outside Date, all requisite authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made respectively by them to consummate the Transfer and the other transactions contemplated by this Agreement,

(ii)           take all actions as may be necessary in order to obtain such authorizations, consents, orders and approvals from any Governmental Authority required to consummate the transactions contemplated by this Agreement, and

(iii)           cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals.

None of Transferor, the Company or Acquirer shall, and the Company shall cause Subsidiary not to, take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding in any material respect the receipt or making of any such required authorizations, consents, orders, approvals or filings.

(b)           Antitrust Obligations: Initial Filing and Second Request.

(i)           Initial Filing.  Each of the Transferor and Acquirer and, to the extent applicable, their respective parents, subsidiaries and Affiliates shall promptly make or cause to be made, as applicable, all filings and notifications with all Government Authorities that may be or may become necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the Transfer and the other transactions contemplated by this Agreement.  Transferor and Acquirer have, prior to the date hereof, (A) filed their respective initial notification and report forms with respect to the Transfer required under the HSR Act and (B) requested early termination of the applicable waiting period under the HSR Act.  Acquirer may require that Transferor withdraw and resubmit its initial filing under the HSR Act if Acquirer in good faith deems it advisable in order to obtain expiration of the waiting period under the HSR Act.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(ii)           Request for Additional Information.  Each of Transferor and Acquirer and, to the extent applicable, their respective parents, subsidiaries and Affiliates shall supply, as promptly as practicable any information and documentary material that may be requested by any Governmental Authority pursuant to Antitrust Laws or any other applicable Laws.  If a request for additional information and documentary material has been issued under the HSR Act or a civil investigative demand or subpoena has been issued pursuant to any other Antitrust Law, Acquirer and Transferor and, to the extent applicable, their respective parents, subsidiaries and Affiliates shall supply, or cause to be supplied, the information and documents necessary for such party to certify substantial compliance with the request to the applicable Governmental Authority as promptly as practicable such that Acquirer, and Transferor and, to the extent applicable, their respective parents, subsidiaries and Affiliates, as applicable, can, if required to do so, certify substantial compliance with such request as soon as practicable after the issuance thereof, but in no event later than 180 days of the issuance thereof.

(c)           Obligation to Attempt to Resolve Issues. Without limiting the generality of the other obligations described in this Section 8.3, each of Acquirer and Transferor shall take or cause to be taken the actions described in the following clauses (i), (ii), (iii) and (iv). The obligation of each of Acquirer and Transferor to take or cause to be taken these actions includes an obligation on their part to cause their respective parents, Affiliates and subsidiaries, as applicable, to take such actions.

(i)           In accordance with Section 8.3(b), each of Acquirer and Transferor will, as promptly as practicable, provide to any relevant Governmental Authority such documents, information or testimony as is requested by such Governmental Authority to permit consummation of the Transfer.

(ii)           Each of Transferor and Acquirer shall use its commercially reasonable efforts to obtain any clearance required by, and cause the expiration or termination of any applicable waiting period under, the HSR Act for the Transfer as soon as practicable; provided, however, that “commercially reasonable efforts” shall not include nor require any party or its subsidiaries to (A) propose, negotiate or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, or (B) conduct or agree to conduct its business in any particular manner. None of Transferor, the Company or Subsidiary shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Company or Subsidiary after the Closing without the prior written consent of Acquirer.

(iii)           Notwithstanding the foregoing or anything else in this Agreement to the contrary, none of Transferor, the Company, Subsidiary or Acquirer shall be obligated to agree to any remedy not conditioned on the consummation of the Closing.

(d)           Notice and Cooperation. Subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become necessary, proper or advisable to be obtained or made to consummate the Transfer and the other transactions contemplated by this Agreement, each of Transferor, the Company and Acquirer shall, and Transferor, the Company and Acquirer shall cause their respective subsidiaries and Affiliates to, promptly notify each other of any communication it receives from any Governmental Authority and permit outside counsel for the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide outside counsel for the other party with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement, including a copy of the notification and report form and attachments filed by each party in connection with this Agreement, to be provided within 5 Business Days of the date hereof.  None of Acquirer, Transferor or the Company shall, and each of Acquirer and the Company shall cause its subsidiaries not to, agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless it consults with the Company or Acquirer, as applicable, in advance and, to the extent permitted by the relevant Governmental Authority, gives the Company or Acquirer, as applicable, the opportunity to attend and participate at such meeting.  Each of Acquirer and Transferor may, as they deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.3 as “outside counsel only.”  Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Acquirer or Transferor, as the case may be, or their legal counsel. Such material may not be redacted.

(e)           Exclusivity. From the date hereof through the Closing Date or the earlier termination of this Agreement, neither Transferor nor the Company shall, and each of Transferor and the Company shall cause Subsidiary not to, and each of Transferor and the Company shall use their respective reasonable best efforts to instruct their and Subsidiary’s respective directors, officers, managers, partners, financial advisors and other Representatives not to, directly or indirectly, knowingly encourage, solicit, initiate or facilitate any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person concerning any merger, sale of substantially all of the assets, sale of shares of capital stock or similar transaction involving the Company or Subsidiary or enter into any agreement with respect thereto.  Upon execution of this Agreement, Transferor and the Company shall, and Transferor and the Company shall cause Subsidiary to, and shall use their respective reasonable best efforts to instruct their and Subsidiary’s respective directors, officers, managers, partners, financial advisors and other Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any merger, sale of substantially all of the assets, sale of shares of capital stock or similar transaction involving the Company or Subsidiary. Transferor and the Company shall immediately request the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties or their Representatives in connection with any merger, sale of substantially all of the assets, sale of shares of capital stock or similar transaction involving the Company or Subsidiary.

8.4  Public Announcements.  The parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Transfer, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

8.5  Transferor Liquidation.  As promptly as practicable after the Closing Date, Transferor will liquidate for U.S. federal income tax purposes (the “Transferor Liquidation”), and distribute its assets, including the proceeds received by Transferor from the Transfer, proportionately to its stockholders as follows: (a) first, Transferor shall pay or make reasonable provision to pay all claims and obligations of Transferor known to it, including all contingent, conditional or unmatured contractual claims and all fees and expenses in connection with legal, accounting and other services to be rendered in connection with the dissolution and liquidation of Transferor and the winding up of its business and affairs, (b) second, Transferor shall distribute to all of its stockholders other than Steel Partners their pro rata share of Transferor’s remaining assets in cash and (c) third, Transferor shall distribute the Stock Consideration and any remaining cash or other assets to Steel Partners.

8.6  Steel Partners Matters.

(a)           Following the execution and delivery of this Agreement and until one (1) Business Day prior to Closing (and in any event prior to the notice required to be delivered by Steel Partners pursuant to Section 8.6(b)), Steel Partners may purchase, or cause its Affiliates to purchase, up to 27,500 shares of Acquirer Common Stock available for sale in the open market and such shares of Acquirer Common Stock so purchased by Steel Partners or its Affiliates shall not reduce or otherwise affect the Stock Consideration in any manner.   Following the execution and delivery of this Agreement and until one (1) Business Day prior to Closing (and in any event prior to the notice required to be delivered by Steel Partners pursuant to Section 8.6(b)), Steel Partners may also purchase, or cause its Affiliates to purchase, up to an additional 172,500 shares of Acquirer Common Stock available for sale in the open market, and any such additional shares of Acquirer Common Stock so purchased by Steel Partners between the execution and delivery of this Agreement and the Closing Date shall reduce the Stock Consideration on a one-for-one basis.  Steel Partners shall, or cause its Affiliates to, make such open market purchases in compliance with all applicable Laws.  Subject to such open market purchases being made in compliance with all applicable Laws, Acquirer (i) consents to such open market purchases and (ii) agrees to take all necessary actions to amend or otherwise modify its Tax Benefits Preservation Plan to enable Steel Partners to make such open market purchases; provided, that Steel Partners shall not, and shall cause its Affiliates not to, make any purchases of shares of Acquirer Common Stock that would cause a “change of ownership” of Acquirer under Section 382 of the Code.  For the avoidance of doubt, in the event Steel Partners and its Affiliates purchase less than 200,000 shares of Acquirer Common Stock in the open market in accordance with this Section 8.6(a), Steel Partners shall notify Acquirer, in accordance with Section 8.6(b), the number of such shares of Acquirer Common Stock purchased that (A) shall reduce the Stock Consideration on a one-for-one basis (up to 172,500 shares) and (B) shall not reduce or otherwise affect the Stock Consideration in any manner (up to 27,500 shares).

(b)           Acquirer agrees to notify Steel Partners, at least three (3) Business Days prior to Closing, of the number of authorized, issued and outstanding capital stock of Acquirer as of the most recently practicable date, and Steel Partners agrees to notify Acquirer, at least one (1) Business Day prior to Closing, (i) the number of shares of Acquirer Common that Steel Partners and its Affiliates purchased in the open market as contemplated by Section 8.6(a), (ii) in the event Steel Partners and its Affiliates have purchased less than 200,000 shares of Acquirer Common Stock in the open market as contemplated by Section 8.6(a), the number of such shares of Acquirer Common Stock purchased that (A) shall reduce the Stock Consideration on a one-for-one basis (up to 172,500 shares) and (B) shall not reduce or otherwise affect the Stock Consideration in any manner (up to 27,500 shares), and (iii) of the number of shares of Acquirer Common Stock, if any, that is required so that Steel Partners and its Affiliates will have “control” (within the meaning Section 304(c) of the Code) of Acquirer, along with a schedule detailing the calculation thereof, which amount shall be reasonably satisfactory to Acquirer.

(c)           Acquirer hereby grants to Steel Partners an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 8.6(c), to purchase from Acquirer up to the number of newly issued, fully paid and nonassessable shares of Acquirer Common Stock (the “Top-Up Shares”) equal to that number of shares of Acquirer Common Stock that, when added to the number of shares of Acquirer Common Stock owned by Steel Partners and its Affiliates at the time of the exercise of the Top-Up Option, plus the Stock Consideration and any open market purchases of shares of Acquirer Common Stock made pursuant to Section 8.6(a), is required so that Steel Partners and its Affiliates will have “control” (within the meaning Section 304(c) of the Code) of Acquirer, provided, however, in no event shall the number of Top-Up Shares to be issued exceed the number of shares of Acquirer common stock that can be safely issued without causing a “change of ownership” of Acquirer under Section 382 of the Code, as determined in the sole discretion of Acquirer. The Top-Up Option may be exercised by Steel Partners, in whole or in part, on or immediately prior to the Closing Date; provided, however, that the Top-Up Option shall terminate upon the earlier of (i) the termination of this Agreement in accordance with Section 10.1 or (ii) the end of the Closing Date; provided, further, that the obligation of Acquirer to deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable Law shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise. The purchase price payable for the Top-Up Shares by Steel Partners pursuant to the Top-Up Option shall be $30.00 per Top-Up Share, payable in cash (the “Top-Up Consideration”). In the event Steel Partners wishes to exercise the Top-Up Option, Steel Partners shall deliver to Acquirer a notice setting forth (i) the number of shares of Acquirer Common Stock that Steel Partners needs to purchase pursuant to the Top-Up Option, along with a schedule detailing the calculation thereof, which amount shall be reasonably satisfactory to Acquirer and (ii) the place and time at which the closing of the purchase of such shares of Acquirer Common Stock by Steel Partners is to take place (the “Top-Up Closing”). At the Top-Up Closing, Steel Partners shall cause to be delivered to Acquirer the Top-Up Consideration and Acquirer shall cause to be issued to Steel Partners or its Affiliates (as the case may be) book-entry shares (or a certificate, if requested) representing the Top-Up Shares, in compliance with applicable Law.

8.7  Tax Treatment.

(a)           During the period from the date of this Agreement to the Closing Date, Transferor, Acquirer and the Company shall (A) use commercially reasonable efforts to cause the transactions contemplated by this Agreement to constitute a reorganization under Section 368(a) of the Code and (B) neither take any action nor fail to take any action if such action or such failure could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code; and

(b)           Provided the requirements of Section 368(a) of the Code have been satisfied, Transferor, Acquirer and the Company agree to report the transactions contemplated by this Agreement on all Tax Returns or other communications with any Taxing Authority as a reorganization under Section 368(a) of the Code.

ARTICLE  IX  CONDITIONS PRECEDENT

9.1  Conditions to Obligations of Acquirer and Transferor.  The respective obligations of Acquirer and Transferor to effect the Transfer is subject to the satisfaction or (to the extent permitted by Law) waiver by Acquirer and Transferor on or prior to the Closing Date of the following conditions:

(a)           No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States that prohibits the consummation of the Transfer shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated in the United States that prohibits or makes illegal the consummation of the Transfer.

(b)           Antitrust Laws. All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated, and all consents required under any other Antitrust Law shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated.

(c)           Transferor Stockholder Approval. The Transferor Stockholder Approval shall have been obtained.

9.2  Conditions to Obligations of Acquirer.  The obligation of Acquirer to effect the Transfer is further subject to the satisfaction or (to the extent permitted by Law) waiver by Acquirer on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of Transferor contained in Section 4.2(b) and Section 5.2 of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, (ii) the representations and warranties of Transferor contained in Section 4.2(a) and Section 5.5 of this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date) and (iii) all other representations and warranties of Transferor contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date), except, in the case of this clause (iii), for such failures to be true and correct that do not represent and are not reasonably expected to represent, individually or in the aggregate, a Transferor Material Adverse Effect.

(b)           Performance of Obligations of Transferor and the Company. Transferor and the Company shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by them under this Agreement at or prior to the Closing Date.

(c)           Certificate.  Acquirer shall have received a certificate signed on behalf of Transferor by an executive officer of Transferor, dated the Closing Date, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) have been satisfied.

(d)           Closing Deliverables.  Acquirer shall have received all applicable deliverables in accordance with Section 3.2.

(e)           Material Adverse Effect.  During the period from the date of this Agreement through the Closing Date, there shall not have occurred any change, development or event that has had or could reasonably be expected to have a Transferor Material Adverse Effect.

(f)           Minimum Net Working Capital. The Net Working Capital as of the close of business on the Closing Date shall be equal to or exceed the Minimum Net Working Capital.

9.3  Conditions to Obligations of Transferor.  The obligation of Transferor to effect the Transfer is further subject to the satisfaction or (to the extent permitted by Law) waiver by Transferor on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Acquirer contained in Section 6.3(b) of this Agreement shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.  All other representations and warranties of Acquirer contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Acquirer’s ability to consummate the transactions contemplated hereby.

(b)           Performance of Obligations of Acquirer. Acquirer shall have performed, or complied with, in all material respects all obligations required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

(c)           Certificate.  Transferor shall have received a certificate signed on behalf of Acquirer by an executive officer of Acquirer, dated the Closing Date, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) have been satisfied.

(d)           Closing Deliverables.  Transferor shall have received all applicable deliverables in accordance with Section 3.3.

(e)           Consummation of the Transfer.  Notwithstanding anything in this Agreement to the contrary, if the number of shares of Acquirer Common Stock that can be issued by Acquirer or purchased by Steel Partners is limited or adjusted pursuant to the terms of this Agreement and Transferor is advised that the transactions contemplated by this Agreement will not result in Steel Partners and its Affiliates having “control” (within the meaning Section 304(c) of the Code) of Acquirer, the Transferor may, in its sole and absolute discretion, elect not to undertake the Transfer.

ARTICLE  X  TERMINATION, AMENDMENT AND WAIVER

10.1  Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after receipt of the Transferor Stockholder Approval:

(a)           by mutual written consent of Acquirer and Transferor;

(b)           by either Acquirer or Transferor, upon written notice to the other party:

(i)           if the Transfer shall not have been consummated on or before June 30, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been a proximate cause of the failure of the Transfer to be consummated on or before the Outside Date;

(ii)           if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transfer, and such order, decree, ruling or action shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to have such order, decree, ruling or action lifted if and to the extent required by this Agreement;

(iii)           if the Transferor Stockholder Approval shall not have been obtained upon a vote taken thereon at the Transferor Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)           by Acquirer (if Acquirer is not in material breach of its obligations under this Agreement), upon written notice to Transferor, if the Company or Transferor shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Sections 9.2(a) or 9.2(b) and (ii) is incapable of being cured by the Company or Transferor by the Outside Date; or

(d)           by Transferor (if the Company and Transferor are not in material breach of their obligations under this Agreement), upon written notice to Acquirer, if Acquirer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or 9.3(b) and (ii) is incapable of being cured by Acquirer by the Outside Date.

10.2  Effect of Termination.  In the event of termination of this Agreement by either Transferor or Acquirer as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquirer, the Company or Transferor under this Agreement, other than Section 8.2(b), this Article X and Article XII, which provisions shall survive such termination indefinitely; provided, however, termination will not relieve any party from liability for any willful and material breach prior to such termination.

ARTICLE  XI  TAX MATTERS

11.1  Consolidated, Combined, Unitary or Similar Tax Returns for Pre-Closing Tax Periods.  Transferor shall prepare, or cause to be prepared, and file, or cause to be filed, (a) its consolidated United States federal income Tax Return for any Pre-Closing Tax Period that is to be filed after the Closing Date, and (b) any consolidated, combined, unitary or similar state or local Tax Return that is based on, or measured by, income that includes a Pre-Closing Tax Period, that includes the Company and/or the Subsidiary and Transferor, and that is to be filed after the Closing Date.  Such Tax Returns shall be prepared consistently with the past practices of the Transferor.  Transferor shall permit Acquirer to review, at least (10) Business Days prior to the filing of each such Tax Return, the portion of such Tax Return that relates to  the Company and/or the Subsidiary.  Acquirer shall reimburse Transferor for Taxes shown on such Tax Returns attributable to the Company and/or the Subsidiary, but only to the extent such Taxes were accrued and included in the calculation of Net Working Capital, not more than two (2) days following payment by Transferor of such Taxes.  Any Taxes shown on such Tax Returns attributable to the Company and/or the Subsidiary but not accrued and included in the calculation of Net Working Capital shall be paid by Transferor.

11.2  Tax Periods Beginning Before and Ending After the Closing Date.  In the case of any Tax Returns not covered by Section 11.1 and which are for Tax periods beginning before the Closing Date and ending after the Closing Date (a “Straddle Tax Period”), Transferor shall accrue and include in the calculation of Net Working Capital an amount equal to the estimated amount of Taxes attributable to the portion of such Straddle Tax Period ending on the Closing Date, such accrual for state Taxes to be computed in a manner consistent with the accrual for state Taxes contained in the 2011 audited financial statements of the Company and Subsidiary.

11.3  Amendment of Tax Returns.  Any amended separate state and local Tax Return of the Company or the Subsidiary or claim for Tax refund on behalf of the Company or the Subsidiary for any period with respect to Taxes reported on such Tax Returns shall be filed, or caused to be filed, only by Acquirer. No amended U.S. federal consolidated Tax Return of the Company or the Subsidiary, and no amended consolidated, combined, unitary or affiliated state or local Tax Return of the Company or the Subsidiary, shall be filed (unless such amended consolidated, combined, unitary or affiliated state or local Tax Return includes only the Company and the Subsidiary).

11.4  Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be split equally between Acquirer and Transferor when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

11.5  Tax Sharing Agreements.  Any Tax sharing agreement between Transferor and the Company and Subsidiary shall be terminated as of the Closing Date.  Except as provided in Section 11.1, following the Closing Date, neither the Company nor Subsidiary will owe any amounts to Transferor for any Taxes by reason of any Tax sharing agreement or otherwise.

ARTICLE  XII  MISCELLANEOUS AND GENERAL

12.1  Non-Survival.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date. This Section 12.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

12.2  Expenses.  Except as otherwise provided herein, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of Company, Subsidiary or Transferor, by Transferor, and in the case of Acquirer, by Acquirer.

12.3  Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party without the prior written consent of the other parties hereto.

12.4  Third Party Beneficiaries.  Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

12.5  Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and (a) sent by facsimile transmission, (b) electronic mail, (c) delivered in person, (d) mailed by first class registered or certified mail, postage prepaid, or (e) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Transferor or Company (only prior to Closing):

BNS Holding, Inc.
61 East Main Street, Suite B
Los Gatos, CA 95030
Attention: Terry Gibson

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:  Steve Wolosky & Kenneth Schlesinger
Facsimile No.:  (212) 451-2222
E-mail:  swolosky@olshanlaw.com & kschlesinger@olshanlaw.com

If to Acquirer or Company (only after Closing):

Steel Excel Inc.
691 South Milpitas Boulevard, Suite 208
Milpitas, CA 95035
Attention:  John Quicke

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Kenneth L. Henderson, Esq.
Facsimile No.:  (212) 541-1357
E-mail: klhenderson@bryancave.com

If to Steel Partners:

Steel Partners Holdings L.P.
590 Madison Avenue, 32nd Floor
New York, New York 10022
Attention: General Counsel

or to such other address with respect to a party as such party notifies the other in writing as above provided.  Each such notice or communication will be effective (x) if given by facsimile, when the successful sending of such facsimile is electronically confirmed, (y) if given by electronic mail, when electronic evidence of receipt is received, or (z) if given by any other means specified in the first sentence of this Section 12.5, upon delivery or refusal of delivery at the address specified in this Section 12.5.

12.6  Complete Agreement.  This Agreement and the Transferor Disclosure Letter and the other documents delivered by the parties in connection herewith contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

12.7  Captions.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.8  Amendment.  This Agreement may be amended or modified at any time before or after the Transferor Stockholder Approval only by an instrument in writing duly executed by Transferor and Acquirer and, with respect to Section 8.1(c), Section 8.6 and Article XII, Steel Partners; provided, however, that after such Transferor Stockholder Approval has been obtained, there shall be made no amendment or modification that by applicable Law requires further approval by the stockholders of the Transferor.

12.9  Waiver.  The parties may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by each of the parties hereto.

12.10  Governing Law; Consent to Jurisdiction.  THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.  The parties hereto hereby submit to the exclusive jurisdiction and venue of the state or federal courts of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and hereby irrevocably and unconditionally waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Each party further agrees that service of any process, summons, notice or document by Federal Express or other overnight courier of national reputation to such party’s respective address set forth in Section 12.5 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 12.10.

12.11  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the actions of any party hereto in negotiation, administration, performance or enforcement thereof.  Each party hereto (a) certifies that no representative, agent or attorney of any of the other parties has represented, expressly or otherwise, that any of the other parties would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 12.11.

12.12  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

12.13  Counterparts; Electronic Transmission.  This Agreement may be executed in two (2) or more counterparts (any of which may be delivered by facsimile or electronic mail transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.14  Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.”  When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

[Signatures on Following Page]

IN WITNESS WHEREOF, Acquirer, Transferor, Company and Steel Partners have caused this Agreement to be executed as of the day and year first above written.

STEEL EXCEL INC.

By:	/s/ Gary Ullman
	Name:	Gary Ullman
	Title:	Chairman of the Special Committee

BNS HOLDING, INC.

By:	/s/ Terry Gibson
	Name:	Terry Gibson
	Title:	Chief Executive Officer and President

SWH, INC.

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	Vice President, Treasurer and Secretary

The undersigned, by executing this Agreement as of the day and year first above written, acknowledges and agrees to be bound by the terms of Section 8.1(c), Section 8.6 and Article XII.

SPH GROUP HOLDINGS LLC

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer of Steel Partners Holdings GP Inc.